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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Omniture, Inc.
at
$21.50 Net Per Share
by
Snowbird Acquisition Corporation
a wholly owned subsidiary of
Adobe Systems Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY, NEW YORK TIME, ON THURSDAY, OCTOBER 22, 2009,
UNLESS THE OFFER IS EXTENDED.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 15, 2009 (the "Merger Agreement"), by and among Adobe Systems Incorporated, a Delaware corporation ("Adobe"), Snowbird Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Adobe (the "Purchaser"), and Omniture, Inc., a Delaware corporation ("Omniture").

          The board of directors of Omniture has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into Omniture, with Omniture surviving as a wholly owned subsidiary of Adobe (the "Merger"), are advisable and in the best interests of and fair to Omniture and its stockholders, (ii) approved and authorized the Merger Agreement, the Offer and the Merger and declared advisable the Merger Agreement, each in accordance with the Delaware General Corporation Law, and (iii) recommended that holders of shares of the common stock, par value $0.001 per share of Omniture (the "Shares") accept the Offer, tender their Shares into the Offer and if necessary, adopt the Merger Agreement.

          The Offer is not subject to a financing condition. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date (as defined in the Introduction to this Offer to Purchase) plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of equity-based awards of Omniture and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such securities and rights. The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, (i) all applicable waiting periods and clearances, consents and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that are required to expire, terminate or be obtained prior to consummation of the Offer, shall have expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") prior to the Expiration Date and (ii) on or after September 15, 2009 and prior to the time of acceptance for payment for any Shares pursuant to the Offer, no Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements") shall have occurred and be continuing on the Expiration Date. See Section 13 — "The Merger Agreement; Other Agreements" and Section 14 — "Conditions of the Offer".

          Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:
INNISFREE M&A INCORPORATED

The Dealer Manager for the Offer is:
GOLDMAN, SACHS & CO.

September 24, 2009

 IMPORTANT

Stockholders desiring to tender Shares must:

          1.      For Shares that are registered in the stockholder's name and held in book-entry form:

    •
    complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal (including by having the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal) or prepare an Agent's Message (as defined in Section 3 — "Procedure for Tendering Shares" of this Offer to Purchase);

    •
    deliver the Agent's Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the "depositary"), at its address on the back of this Offer to Purchase; and

    •
    transfer the Shares through book-entry transfer into the account of the depositary.

          2.      For Shares that are registered in the stockholder's name and held as physical certificates:

    •
    complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal (including by having the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal); and

    •
    deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the depositary, at its address on the back of this Offer to Purchase.

          3.      For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

          The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3 — "Procedure for Tendering Shares" of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder.

i

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		11
THE OFFER		16
1.	Terms of the Offer	16
2.	Acceptance for Payment and Payment for Shares	20
3.	Procedure for Tendering Shares	21
4.	Withdrawal Rights	25
5.	Material U.S. Federal Income Tax Consequences	26
6.	Price Range of the Shares; Dividends on the Shares	28
7.	Effect of the Offer on the Market for the Shares; The NASDAQ Global Select Market Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations	29
8.	Certain Information Concerning Omniture	30
9.	Certain Information Concerning Adobe and the Purchaser	33
10.	Source and Amount of Funds	34
11.	Background of the Offer; Past Contacts; Negotiations and Transactions	35
12.	Purpose of the Offer; Plans for Omniture; Other Matters	40
13.	The Merger Agreement; Other Agreements	42
14.	Conditions of the Offer	70
15.	Certain Legal Matters	72
16.	Fees and Expenses	75
17.	Legal Proceedings	76
18.	Miscellaneous	76
SCHEDULE I		77

ii

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Omniture, Inc. ("Omniture")
Price Offered Per Share:	$21.50 net to you in cash, without interest but subject to any applicable tax withholding
Scheduled Expiration of Offer:	12:00 midnight, New York City, New York time, on Thursday, October 22, 2009 (which is the end of the day on October 22, 2009), unless extended
The Purchaser:	Snowbird Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of Adobe Systems Incorporated ("Adobe")
Omniture Board Recommendation:	Omniture's board of directors has unanimously recommended that you accept the Offer and tender your Shares into the Offer and if necessary, adopt the Merger Agreement

          The following are some of the questions you, as a stockholder of Omniture, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we", "our" and "us" refer to the Purchaser.

Who is offering to buy my Shares?

          Our name is Snowbird Acquisition Corporation. We are a Delaware corporation and a wholly owned subsidiary of Adobe Systems Incorporated. We were formed for the purpose of acquiring all of the Shares. See the "Introduction" to this Offer to Purchase and Section 9 — "Certain Information Concerning Adobe and the Purchaser".

What is the class and amount of securities being sought in the Offer?

          We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Omniture. See the "Introduction" to this Offer to Purchase and Section 1 — "Terms of the Offer".

How much are you offering to pay and in what form of payment?

          We are offering to pay $21.50, net to you in cash, without interest but subject to any applicable tax withholding, for each Share tendered and accepted for payment in the Offer.

What does the board of directors of Omniture think of the Offer?

          The board of directors of Omniture has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into Omniture, with Omniture surviving as a wholly owned subsidiary of Adobe (the "Merger"), are advisable and in the best interests of and fair to Omniture and its stockholders, (ii) approved and authorized the Merger Agreement, the Offer and the Merger and declared advisable the Merger Agreement, each in accordance with the Delaware General Corporation Law, and (iii) recommended that holders of Shares accept the Offer, tender their Shares into the Offer and if necessary, adopt the Merger Agreement. See the "Introduction" to this Offer to Purchase and Section 11 — "Background of the Offer; Past Contacts, Negotiations and Transactions".

Have any Omniture stockholders agreed to tender their Shares?

          Yes. Joshua G. James, Gregory S. Butterfield, Dana L. Evan, D. Fraser Bullock, Mark P. Gorenberg, John R. Pestana, Cocolalla, LLC, Jennifer Bullock, Hummer Winblad Venture Partners V, L.P., Scale Venture Partners II, L.P. and Erutinmo, LLC have entered into a tender and support agreement with Adobe and Purchaser, which provides, among other things, that these stockholders will irrevocably tender certain of their Shares in the Offer. These stockholders may only withdraw such Shares from the Offer if the Offer has been terminated by the Purchaser in accordance with the Merger Agreement or the tender and support agreement is terminated in accordance with its terms (including if the Merger Agreement is terminated). The Shares subject to the tender and support agreement represent approximately 9.6% of the outstanding Shares as of September 15, 2009. See the "Introduction" to this Offer to Purchase and Section 13 — "The Merger Agreement; Other Agreements".

Are there any compensation arrangements between Adobe and Omniture's executive officers or other key employees?

          Adobe has entered into an employment agreement with Joshua G. James, President and Chief Executive Officer of Omniture, and offer letter agreements with Christopher C. Harrington, President, Worldwide Sales of Omniture, Brett M. Error, Chief Technology Officer and Executive Vice President, Products of Omniture, John F. Mellor, Executive Vice President, Business Development and Corporate Strategy of Omniture, and Michael S. Herring, Chief Financial Officer and Executive Vice President of Omniture, pursuant to which these executive officers will be entitled to certain employment compensation, severance, change of control and other employee benefits arrangements. See Section 13 — "The Merger Agreement; Other Agreements".

What is the market value of my Shares as of a recent date?

          On September 15, 2009, the last trading day before we announced the execution of the Merger Agreement, the closing price of Omniture's common stock reported on The NASDAQ Global Select Market was $17.33 per Share. On September 23, 2009, the last full day before commencement of the Offer, the closing price of Omniture's common stock reported on The NASDAQ Global Select Market was $21.55 per Share. We advise you to obtain a recent quotation for Omniture's common stock in deciding whether to tender your Shares. See Section 6 — "Price Range of the Shares; Dividends on the Shares".

Will I have to pay any fees or commissions?

          If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

          Yes. We have arranged for sufficient funds, including the receipt of funds from Adobe, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the

Merger that is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10 — "Source and Amount of Funds".

Is your financial condition relevant to my decision to tender in the Offer?

          No. Our financial condition is not relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for sufficient funds, including the receipt of funds from Adobe, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See Section 10 — "Source and Amount of Funds".

What is the "Minimum Condition" to the Offer?

          We are not obligated to accept for payment or pay for any Shares validly tendered in the Offer unless there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the expiration date of the Offer plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all stock options, stock appreciation rights, restricted stock units and any other equity-based awards granted under any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by Omniture or any of its subsidiaries or affiliates (collectively, "Compensatory Awards") and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such Compensatory Awards, securities or other rights. We refer to this condition as the "Minimum Condition". Based upon the foregoing and solely by way of example, as of September 21, 2009, the Minimum Condition would be satisfied if approximately 41.9 million Shares were validly tendered and not withdrawn in the Offer. We may not amend or waive the Minimum Condition without Omniture's prior written consent.

What are the conditions to the Offer other than the Minimum Condition?

          In addition to the Minimum Condition, we are not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer if:

  •
  any applicable waiting period or clearance, consent or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") commercially reasonably required in connection with the transactions contemplated by the Merger Agreement, that is required to expire, terminate or be obtained prior to consummation of the Offer, has not expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") prior to the expiration date of the Offer; or

          at any time on or after September 15, 2009 and prior to the time of acceptance for payment of any Shares pursuant to the Offer, any of the following events has occurred and is continuing on the expiration date of the Offer:

  •
  there is (A) any statute, rule, regulation, legislation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") to the Offer or to the Merger, or (B) any suit, action or proceeding has been brought by any Specified Governmental Authority (as defined in the Introduction to this Offer to Purchase) of competent jurisdiction against Adobe, the Purchaser, or Omniture or their respective subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction has officially notified Adobe, the Purchaser, or Omniture of such governmental authority's intention to commence any such suit, action or proceeding, and which would, in the case of either clause (A) or (B), directly or indirectly: (i) make illegal or otherwise prohibit the consummation of the Offer or the Merger, (ii) require Adobe, the Purchaser, or Omniture or their respective subsidiaries to take or agree to a Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") in connection with the consummation of the Offer or the Merger, (iii) impose material limitations on the ability of Adobe or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or Adobe pursuant to the Offer on all matters properly presented to Omniture's stockholders, or (iv) require divestiture by Adobe or the Purchaser of any Shares;

  •
  the Merger Agreement has been terminated in accordance with its terms;

  •
  certain representations and warranties made by Omniture in the Merger Agreement regarding corporate organization, capitalization, authorization, state takeover laws and voting requirements applicable to the Merger Agreement and the transactions contemplated thereby (the "Specified Company Representations") fail to be true and correct in all material respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);

  •
  the representations and warranties made by Omniture in the Merger Agreement (other than the Specified Company Representations) fail to be true and correct in all respects on and as of the then-scheduled expiration date of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except for any failure to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements");

  •
  Omniture has breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by Omniture under the Merger Agreement, and such breach or failure has not been cured;

  •
  a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements") has occurred and is continuing; or

  •
  Adobe has not received, as of the expiration date of the Offer, a certificate signed on behalf of Omniture by the Chief Executive Officer and Chief Financial Officer of Omniture to the effect that none of the conditions set forth above relating to accuracy of representations and warranties or performance of and compliance with covenants has occurred.

          This is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 14 — "Conditions of the Offer".

How long do I have to decide whether to tender in the Offer?

          Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009 (which is the end of the day on October 22, 2009), to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. If you own your Shares through a broker or other nominee, and you would like your broker or other nominee to tender your Shares on your behalf, your broker or nominee may require that you notify them of your desire to tender your Shares in advance of the expiration date of the Offer. See Section 1 — "Terms of the Offer" and Section 3 — "Procedure for Tendering Shares".

Can the Offer be extended and under what circumstances?

          Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law.

          We are required by the Merger Agreement to extend the Offer:

  •
  for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or The NASDAQ Stock Market, Inc. that is applicable to the Offer; and

  •
  for successive extension periods of 10 business days, if, as of any then-scheduled expiration date of the Offer, any of the conditions to the Offer are not satisfied or waived;

          provided, however, that in no event are we required to extend the Offer beyond March 15, 2010.

          See Section 1 — "Terms of the Offer" for additional information about our obligations to extend the Offer.

Will you provide a subsequent offering period?

          We may, in our discretion, elect to provide a subsequent offering period and one or more consecutive extensions thereof in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended, following our acceptance for payment of Shares in the Offer. The subsequent offering period may be between three and 20 business days in the aggregate, including any extensions.

          Although we reserve our right to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period. During the subsequent offering period, if we provide one (including any extensions thereof), you would be permitted to tender, but not withdraw, your Shares and receive $21.50 per Share, net to you in cash, without interest but subject to any applicable tax withholding. See Section 1 — "Terms of the Offer" and Section 13 — "The Merger Agreement; Other Agreements".

How will I be notified if the Offer is extended or a subsequent offering period is provided?

          If we extend the Offer or provide a subsequent offering period, we will inform Computershare Trust Company, N.A., the depositary for the Offer, and notify Omniture stockholders by making a public announcement of the extension or subsequent offering period, before 9:00 a.m., New York City, New York time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — "Terms of the Offer".

How do I tender my Shares?

          To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the depositary. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days on The NASDAQ Global Select Market. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3 — "Procedure for Tendering Shares".

Can holders of stock options, stock appreciation rights or restricted stock units participate in the tender offer?

          The Offer is only for Shares and not for any options, stock appreciation rights or restricted stock units. If you hold vested but unexercised stock options or stock appreciation rights and you wish to participate in the Offer, you must exercise your stock options or stock appreciation rights in accordance with the terms of the applicable stock option plan, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3 — "Procedure for Tendering Shares". All other options, stock appreciation rights and restricted stock units will either be assumed by Adobe or converted into the right to receive cash.

          If you do not exercise your stock options or stock appreciation rights, and if your restricted stock units do not vest, you are not a non-employee member of Omniture's board of directors and you continue as an employee or consultant of Omniture or a subsidiary of Omniture through the date Adobe is scheduled to assume the award (as described below), each stock option, stock appreciation right and restricted stock unit held by you, whether vested or unvested, and (A) granted under the 2006 Equity Incentive Plan, 2007 Equity Incentive Plan or 2008 Equity Incentive Plan (the "Specified Plans") will generally be assumed by Adobe at the date of acceptance for payment for all Shares validly tendered pursuant to the Offer (the "Acceptance Date") or (B) granted under any other equity incentive plan or arrangement maintained by Omniture or assumed by Omniture pursuant to a prior acquisition (the "Remaining Plans") will generally be assumed by Adobe at the effective time of the Merger. In each case, the assumed awards will be converted into an option to purchase, or stock appreciation right or restricted stock unit with respect to, the common stock, $0.001 per share par value, of Adobe, with the same terms and conditions as those of your existing stock options, stock appreciation rights or restricted stock units except:

  •
  for stock options, stock appreciation rights and restricted stock units granted under the Specified Plans, the number of underlying shares of common stock of Adobe will be determined by multiplying the number of Shares subject to such stock options, stock appreciation rights and restricted stock units as of immediately before the Acceptance Date by a fraction, the numerator of which is the Offer Price and the denominator of which is the closing price of the common stock of Adobe on The NASDAQ Global Select Market on the Acceptance Date (rounded down to the nearest whole Share), and the exercise price per share of Adobe common stock (rounded upwards to the nearest whole cent) purchasable pursuant to Adobe stock options and stock appreciation rights will be equal to the per share exercise price of the Omniture stock options and stock appreciation rights as of immediately before the Acceptance Date, divided by the foregoing fraction; and

  •
  for stock options granted under the Remaining Plans, the number of shares of underlying shares of Adobe common stock will be determined by multiplying the number of Shares subject to such stock options as of immediately prior to the effective time of the Merger by a fraction, the numerator of which is the Offer Price and the denominator of which is the average closing price of Adobe common stock on The NASDAQ Global Select Market for the 5 trading days immediately preceding the effective time of the Merger (rounded down to the nearest whole share) and the exercise price per share of Adobe common stock (rounded upwards to the nearest whole cent) purchasable pursuant to Adobe stock options will be equal to the per share exercise price of the Omniture stock options and stock appreciation rights as of immediately prior to the effective time of the Merger, divided by the foregoing fraction.

          Each stock option, stock appreciation right and restricted stock unit award that is not assumed by Adobe, as described above, held by you will be converted into the right to receive an amount of cash at the Acceptance Date for awards granted under a Specified Plan and at the effective time of the Merger for awards granted under a Remaining Plan equal to the product obtained by multiplying (x) the Offer Price less the per share exercise price of the award, if any, and (y) the aggregate number of Shares that were issuable upon exercise or settlement of the award immediately prior to such conversion. Awards that will not be assumed generally include outstanding stock options, stock appreciation rights and restricted stock units held by non-employee members of Omniture's board of directors and individuals who otherwise do not continue as an employee or consultant of Omniture or a subsidiary of Omniture through the date Adobe is scheduled to assume the award (as described above).

          For a description of the treatment of Omniture options, as well as stock appreciation rights, restricted stock and other equity-based awards, see Section 13 — "The Merger Agreement; Other Agreements" — "Treatment of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and Other Equity-Based Awards".

What happens to my awards of Omniture restricted stock?

          At the effective time of the Merger, each Share subject to an Omniture restricted stock award will automatically be cancelled at the effective time of the Merger and converted into the right to receive an amount of cash equal to the Offer Price. Each right to receive the Offer Price in cash will remain subject to, and payable to the holder of such right, in accordance with the vesting schedule applicable to such Omniture restricted stock award as in effect immediately before the effective time of the Merger. See Section 13 — "The Merger Agreement; Other Agreements" — "Treatment of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and Other Equity-Based Awards".

How do I withdraw previously tendered Shares?

          To withdraw your Shares that you have previously tendered, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to Computershare Trust Company, N.A., the depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4 — "Withdrawal Rights".

Until what time may I withdraw Shares that I have tendered?

          If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by November 23, 2009, you may withdraw them at any time until we accept them for payment and pay for them. This right to withdraw will not apply to any subsequent offering period. See Section 1 — "Terms of the Offer" and Section 4 — "Withdrawal Rights".

If the Offer is completed, will Omniture continue as a public company?

          If we purchase all of the Shares tendered in the Offer, there may be so few remaining stockholders and publicly-held Shares that the Shares may no longer be eligible to be traded through The NASDAQ Global Select Market or any other market or securities exchange, in which event there may not be a public trading market for the Shares. In addition, Omniture may cease to make filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. After completion of the Offer, Omniture will be eligible to elect "controlled company" status for purposes of the applicable NASDAQ Marketplace Rules, which means that Omniture would be exempt from the requirement that Omniture's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Omniture's board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Omniture's board of directors. After completion of the Merger that is expected to follow the Offer, Adobe will own all of the outstanding capital stock of Omniture, and Omniture's common stock will no longer be publicly owned or traded. See Section 7 — "Effect of the Offer on the Market for the Shares; The NASDAQ Global Select Market Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations".

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

          If we accept for payment Shares in the Offer, we are required to merge with and into Omniture, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Omniture's certificate of incorporation and bylaws, and a vote of Omniture's stockholders, if a vote is required by the Delaware General Corporation Law. Omniture will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Adobe. In the Merger, Omniture stockholders who did not tender their Shares will receive $21.50 per share in cash (or any different price per Share that is paid in the Offer) in exchange for their Shares in the Merger, without interest but subject to any applicable tax withholding. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any "subsequent offering period" or, after completion of the Offer, upon exercise of the Top-Up Option (as defined below) or through other means, such as open market purchases, we expect to effect the Merger without convening a meeting of the Omniture stockholders. There are no appraisal rights available in connection with the Offer, but Omniture stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the Delaware General Corporation Law, if those rights are perfected. See the "Introduction" to this Offer to Purchase.

What is the top-up option and when could it be exercised?

          Pursuant to the terms of the Merger Agreement, following the Acceptance Date, if we do not directly or indirectly own sufficient Shares to complete the Merger under the "short form" merger provisions of the DGCL, we have the option (the "Top-Up Option") to purchase from Omniture up to a number of additional Shares (the "Top-Up Shares") sufficient to cause us to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, plus the total number of Shares that are issuable within 10 business days after the issuance of the Top-Up Shares upon vesting, conversion and exercise of all Omniture derivative securities, including Compensatory Awards warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such derivative securities. The exercise price for the Top-Up Option will equal the Offer Price and will be paid in cash or by issuance by us to Omniture of a promissory note bearing 3.5% per annum simple interest. Pursuant to the terms of the Merger Agreement, the Top-Up Option is only exercisable following the Acceptance Date and only if Adobe and its affiliates would hold at least 90% of the outstanding Shares following the exercise of the Top-Up Option. The Top-Up Option is not exercisable for a number of Shares in excess of the Shares that are authorized, unissued and not reserved for Compensatory Awards or held by the Company at the time of exercise of the Top-Up Option. The purpose of the Top-Up Option is to permit us to complete the Merger without convening a meeting of Omniture's stockholders under the "short form" merger provisions of the Delaware General Corporation Law. We expect to exercise the Top-Up Option, subject to the foregoing limitations and the other limitations set forth in the Merger Agreement, if we and Adobe own less than 90% of the issued and outstanding Shares after the completion of the Offer.

          See Section 13 — "The Merger Agreement; Other Agreements" for a more detailed description of the Top-Up Option.

If I decide not to tender my Shares, how will the Offer affect my Shares?

          If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be cancelled. Unless you exercise appraisal rights under the Delaware General Corporation Law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the Delaware General Corporation Law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if the Shares no longer meet the guidelines for continued listing on The NASDAQ Global Select Market as a result of the purchase of Shares in the Offer, the quotation for the Shares on The NASDAQ Global Select Market may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Omniture may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

          After completion of the Offer, Omniture has agreed to take all action necessary to elect to be treated as a "controlled company" for purposes of the applicable NASDAQ Marketplace Rules, which means that Omniture would be exempt from the requirement that Omniture's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Omniture's board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Omniture's board of directors. See the "Introduction" to this Offer to Purchase and Section 7 — "Effect of the Offer on the Market for Shares; The NASDAQ Global Select Market Listing and Controlled Company Status; Exchange Act Registration; Margin Regulation".

What are the material U.S. federal income tax consequences of participating in the Offer?

          The receipt by a U.S. holder (as defined in Section 5 — "Material U.S. Federal Income Tax Consequences") of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of the Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding tax). See Section 5 — "Material U.S.

Federal Income Tax Consequences" for more information, including material U.S. federal income tax consequences of the Offer to non-U.S. holders. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances, including the applicability and effect of state, local, foreign and other tax laws.

Who can I talk to if I have questions about the Offer?

          You may call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 750-9496 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Omniture Common Stock:

INTRODUCTION

          Snowbird Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Adobe, a Delaware corporation ("Adobe"), hereby offers to purchase all issued and outstanding shares of common stock, par value $0.001 per share (collectively, the "Shares" and each, a "Share"), of Omniture, Inc., a Delaware corporation ("Omniture"), at a price of $21.50 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 15, 2009 (the "Merger Agreement"), by and among Adobe, the Purchaser and Omniture. Under the Merger Agreement, the Purchaser will be merged with and into Omniture, with Omniture surviving the Merger as a wholly owned subsidiary of Adobe (the "Merger"), after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger, including, if required, a vote of Omniture's stockholders. As of the time that Omniture files with the Secretary of State of the State of Delaware a certificate of merger in the form attached to the Merger Agreement as Exhibit A and the parties make all other filings or recordings required by the Delaware General Corporation Law ("DGCL" and such time and date, the "Effective Time"), each Share then outstanding (other than Shares owned by Adobe, the Purchaser or their wholly owned subsidiaries, or Shares owned by Omniture or any of its wholly owned subsidiaries or by any Omniture stockholders who are entitled to and properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Offer Price in cash, without interest but subject to any applicable tax withholding.

          The board of directors of Omniture has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and fair to Omniture and Omniture's stockholders, (ii) approved and authorized the Merger Agreement, the Offer and the Merger and declared advisable the Merger Agreement, each in accordance with the DGCL, and (iii) recommended that holders of Shares accept the Offer, tender their Shares into the Offer and if necessary, adopt the Merger Agreement.

          The Offer is not subject to a financing condition. The Offer is conditioned, however, on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date, which shall be the date that is 20 business days after the commencement (determined pursuant to Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Offer (the "Expiration Date", unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the Merger Agreement, in which event the term "Expiration Date" means the latest time and date as the Offer, as so extended, may expire) plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all stock options, stock appreciation rights, restricted stock units and any other equity-based awards granted under any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by Omniture or any of its subsidiaries or affiliates (collectively, "Compensatory Awards") and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such Compensatory Awards, securities or other rights (the "Minimum Condition").

          The Offer is also subject to the satisfaction of other conditions, which means the Purchaser is not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer if:

  •
  any applicable waiting period or clearance, consent or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that is required to expire, terminate or be obtained prior to consummation of the Offer, has not expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") prior to the Expiration Date; or

          at any time on or after September 15, 2009 and prior to the time of acceptance for payment of and payment for any Shares pursuant to the Offer (such time and date, the "Acceptance Date"), any of the following events has occurred and is continuing on the Expiration Date:

  •
  there is (A) any statute, rule, regulation, legislation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") to the Offer or to the Merger, or (B) any suit, action or proceeding has been brought by any Specified Governmental Authority (as defined below) of competent jurisdiction against Adobe, the Purchaser or Omniture or their respective subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction has officially notified Adobe, the Purchaser, or Omniture of such governmental authority's intention to commence any such suit, action or proceeding, and which would, in the case of either clause (A) or (B), directly or indirectly:

  •
  make illegal or otherwise prohibit the consummation of the Offer or the Merger,

  •
  require Adobe, the Purchaser, or Omniture or their respective subsidiaries to take or agree to a Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") in connection with the consummation of the Offer or the Merger,

  •
  impose material limitations on the ability of Adobe or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or Adobe pursuant to the Offer on all matters properly presented to Omniture's stockholders, or

  •
  require divestiture by Adobe or the Purchaser of any Shares;

  •
  the Merger Agreement has been terminated in accordance with its terms;

  •
  certain specified representations and warranties made by Omniture regarding corporate organization, capitalization, authorization, state takeover laws and voting requirements applicable to the Merger Agreement and the transactions contemplated thereby (the "Specified Company Representations") fail to be true and correct in all material respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);

  •
  the representations and warranties made by Omniture in the Merger Agreement (other than the Specified Company Representations and without giving effect to any limitation as to "Company Material Adverse Effect" set forth in such representation or warranty) fail to be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except for any failure to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements");

  •
  Omniture has breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with under the Merger Agreement, and such breach or failure has not been cured;

  •
  a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements") has occurred and is continuing; or

  •
  Adobe has not received as of the Expiration Date, a certificate signed on behalf of Omniture by the Chief Executive Officer and Chief Financial Officer of Omniture to the effect that none of the conditions set forth above relating to accuracy of representations and warranties or performance of and compliance with covenants has occurred.

          The foregoing is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 14 — "Conditions of the Offer".

          For purposes of the Offer and the Merger: "Specified Governmental Authority" means any (i) U.S. federal or state governmental authority, or (ii) any foreign or supranational governmental authority whose clearance, consent or approval is commercially reasonably required under Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") in connection with the transactions contemplated by the Merger Agreement.

          Omniture has informed the Purchaser that, as of the close of business on September 21, 2009, (i) 77,306,452 Shares were issued and outstanding, (ii) 245,495 Shares were subject to issuance pursuant to the exercise of outstanding warrants to purchase Shares and (iii) 11,010,319 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding options, 172,500 Shares were subject to stock appreciation rights, and 2,597,164 Shares were subject to restricted stock units. Based upon the foregoing, and solely by way of example, as of September 21, 2009, the Minimum Condition would be satisfied if approximately 41.9 million Shares were validly tendered and not withdrawn in the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment and pays for the Shares tendered in the Offer, the Purchaser will be able to designate directors constituting a majority of Omniture's board of directors. See Section 12 — "Purpose of the Offer; Plans for Omniture; Other Matters" and Section 13 — "The Merger Agreement; Other Agreements".

          Joshua G. James, Gregory S. Butterfield, Dana L. Evan, D. Fraser Bullock, Mark P. Gorenberg, John R. Pestana, Cocolalla, LLC, Jennifer Bullock, Hummer Winblad Venture Partners V, L.P., Scale Venture Partners II, L.P. and Erutinmo, LLC (the "Supporting Stockholders") have entered into a tender and support agreement with Adobe and the Purchaser, dated September 15, 2009 (the "Support Agreement"), which requires, among other things, that the Supporting Stockholders irrevocably tender or caused to be tendered in the Offer certain of the Shares such Supporting Stockholders own. The Supporting Stockholders may only withdraw their Shares from the Offer if the Offer has been terminated in accordance with the terms of the Merger Agreement or the Support Agreement is terminated in accordance with its terms (including if the Merger Agreement is terminated). The Support Agreement also requires that the Supporting Stockholders irrevocably tender any Shares acquired after September 15, 2009, including upon the exercise of options to acquire Shares or otherwise, but no Supporting Stockholder is required to exercise any unexercised options or other awards to purchase Shares or to tender Shares to the extent such Shares are subject to restricted stock awards or if such tender could cause such Supporting Stockholder to incur liability under Section 16(b) of the Exchange Act. The Shares subject to the Support Agreement represent 7,395,559 Shares, or approximately 9.6% of the outstanding Shares as of September 15, 2009. See Section 13 — "The Merger Agreement; Other Agreements".

          Adobe has entered into an employment agreement with Joshua G. James, President and Chief Executive Officer of Omniture, and offer letter agreements with Christopher C. Harrington, Brett M. Error, John F. Mellor and Michael S. Herring, pursuant to which these executive officers will be entitled to certain employment compensation, severance, change of control and other employee benefits arrangements. See Section 13 — "The Merger Agreement; Other Agreements".

          Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to Omniture, delivered its opinion to Omniture's board of directors that, as of September 14, 2009 and based upon and subject to the factors, assumptions, procedures, qualifications and limitations set forth in its opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. Morgan Stanley provided its opinion for the information and assistance of Omniture's board of directors in connection with its consideration of the Offer and the Merger. A copy of Morgan Stanley's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, together with a summary of the material financial analyses utilized by Morgan Stanley in connection with providing its opinion, is included in, or as an Annex to, Omniture's Solicitation/Recommendation Statement on Schedule 14D-9, filed in connection with the Offer and that is being mailed to Omniture shareholders concurrently herewith. The Morgan Stanley opinion is not a recommendation as to whether any holder of Shares should tender Shares in connection with the Offer or how any holder of Shares should vote at any stockholder's meeting held in connection with the Merger or whether to take any other action with respect to the Offer or the Merger. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, September 15, 2009. In addition, subsequent developments may affect Morgan Stanley's opinion and Morgan Stanley does not have any obligation to update, revise or reaffirm its opinion. Pursuant to an engagement letter between Omniture and Morgan Stanley, Omniture has agreed to pay Morgan Stanley a fee for its services that is customary for transactions of this nature, 75% of which is contingent on the consummation of the transactions contemplated by the Merger Agreement and 25% of which was payable upon announcement of the Merger Agreement.

          Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the outstanding Shares, if required by applicable law. If the Purchaser holds at least 90% of the outstanding Shares after completion of the Offer, including any "subsequent offering period", the Purchaser is required to merge with and into Omniture under the "short form" merger provisions of the DGCL without prior notice to, or any action by, any other stockholder of Omniture. See Section 12 — "Purpose of the Offer; Plans for Omniture; Other Matters".

          Pursuant to the terms of the Merger Agreement, following the Acceptance Date, if the Purchaser and Adobe do not directly or indirectly own sufficient Shares to complete the Merger under the "short form" merger provisions of the DGCL, the Purchaser has the option (the "Top-Up Option") to purchase from Omniture up to a number of additional Shares (the "Top-Up Shares") sufficient to cause the Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the Top-Up Option, plus the total number of Shares that are issuable within 10 business days after the issuance of the Top-Up Shares upon vesting, conversion and exercise of all derivative securities, including Compensatory Awards, warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such derivative securities. The exercise price for the Top-Up Option will equal the Offer Price and will be paid in cash or by issuance by the Purchaser to Omniture of a promissory note bearing 3.5% per annum simple interest. Pursuant to the terms of the Merger Agreement, the Top-Up Option is exercisable only after the Acceptance Date and then only if Adobe and its affiliates would hold at least 90% of the outstanding Shares following the exercise of the Top-Up Option and issuance of Shares pursuant thereto (the "Short Form Threshold"). Moreover, the Merger Agreement provides that the maximum number of shares issuable pursuant to the Top-Up Option will not exceed the sum of Shares authorized, unissued and not reserved for Compensatory Awards (as defined below) or held by Omniture at the time of exercise of the Top-Up Option. As a result of these limitations, assuming the Acceptance Date occurs as originally scheduled on October 22, 2009 and based on the number of Shares outstanding as of September 21, 2009 and the number of Omniture equity awards anticipated to be assumed by Adobe on the Acceptance Date for Adobe equity awards, Omniture estimates that the Purchaser will not be permitted to exercise the Top-Up Option until it holds approximately 68% of the issued and outstanding Shares. The Purchaser expects to exercise the Top-Up Option, subject to the foregoing limitations and the other limitations set forth in the Merger Agreement, if the Purchaser and Adobe own less than 90% of the issued and outstanding Shares after the completion of the Offer. The Purchaser could also acquire additional Shares after completion of the Offer through other means, such as open market purchases.

          In any event, if the Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, the Purchaser will effect the Merger under the "short form" merger provisions of the DGCL. Stockholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12 — "Purpose of the Offer; Plans for Omniture; Other Matters". The Merger Agreement is described in Section 13 — "The Merger Agreement; Other Agreements".

          The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — "Material U.S. Federal Income Tax Consequences".

          The Offer is made only for Shares and is not made for any options or other rights to acquire Shares. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5 — "Material U.S. Federal Income Tax Consequences". Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

          Tendering stockholders whose Shares are registered in their own names and who tender directly to the depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., which is acting as the depositary for the Offer (the "depositary"), Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the "Information Agent"), and Goldman, Sachs & Co., which is acting as the dealer manager for the Offer (the "Dealer Manager"). See Section 16 — "Fees and Expenses".

          THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1.      Terms of the Offer

          Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $21.50 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, for all Shares validly tendered before the Expiration Date and not withdrawn in accordance with Section 4 — "Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time for which the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

          We are required by the Merger Agreement to extend the Offer:

  •
  for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or The NASDAQ Stock Market, Inc. that is applicable to the Offer; and

  •
  for successive extension periods of 10 business days, if, as of the Expiration Date, any of the conditions to the Offer are not satisfied or waived;

          provided, however, that in no event are we required to extend the Offer beyond March 15, 2010.

          Subject to the terms of the Merger Agreement and applicable law, the Purchaser may, without Omniture's consent, extend the Offer by giving oral or written notice of the extension to the depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City, New York time, on the next business day after the Expiration Date.

          Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

          If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares validly tendered and not withdrawn in the Offer. After the Acceptance Date, if the Purchaser does not hold at least 90% of the outstanding Shares, which would permit the Purchaser to complete the Merger under the "short form" merger provisions of the DGCL, then the Purchaser is permitted to provide a subsequent offering period (and one or more consecutive extensions thereof) of at least three but no more than 20 business days in the aggregate in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act" and such offering period, a "Subsequent Offering Period").

          The Subsequent Offering Period would be an additional period of time following the Expiration Date during which stockholders could tender Shares not tendered in the Offer and receive the Offer Price. During the Subsequent Offering Period, if any, the Purchaser will immediately accept for payment and promptly pay for Shares as they are tendered, and tendering stockholders will not have withdrawal rights. Additionally, during the Subsequent Offering Period, if any, for Shares to be validly tendered, the depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal — stockholders will not be permitted to tender Shares by means of guaranteed delivery during a Subsequent Offering Period. The Purchaser cannot provide a Subsequent Offering Period unless it announces the results of the Offer no later than 9:00 a.m., New York City, New York time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period. Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to provide a Subsequent Offering Period.

          The Offer is not subject to a financing condition. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Compensatory Awards and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such Compensatory Awards, securities and other rights (the "Minimum Condition").

          The Offer is also subject to the satisfaction of other conditions, which means the Purchaser is not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer if:

  •
  any applicable waiting period or clearance, consent or approval under the HSR Act or other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that is required to expire, terminate or be obtained prior to consummation of the Offer, has not expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") prior to the Expiration Date; or

          at any time on or after September 15, 2009 and prior to the Acceptance Date, any of the following events has occurred and is continuing on the Expiration Date:

  •
  there is (A) any statute, rule, regulation, legislation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") to the Offer or to the Merger, or (B) any suit, action or proceeding has been brought by any Specified Governmental Authority (as defined in the Introduction to this Offer to Purchase) of competent jurisdiction against Adobe, the Purchaser, or Omniture or their respective subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction has officially notified Adobe, the Purchaser, or Omniture of such governmental authority's intention to commence any such suit, action or proceeding, and which would, in the case of either clause (A) or (B), directly or indirectly:

  •
  make illegal or otherwise prohibit the consummation of the Offer or the Merger,

  •
  require Adobe, the Purchaser, or Omniture or their respective subsidiaries to take or agree to a Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") in connection with the consummation of the Offer or the Merger,

  •
  impose material limitations on the ability of Adobe or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or Adobe pursuant to the Offer on all matters properly presented to Omniture's stockholders, or

  •
  require divestiture by Adobe or the Purchaser of any Shares;

  •
  the Merger Agreement has been terminated in accordance with its terms;

  •
  the Specified Company Representations (as defined above in the Introduction to this Offer to Purchase) fail to be true and correct in all material respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);

  •
  the representations and warranties made by Omniture in the Merger Agreement (other than the Specified Company Representations and without giving effect to any limitation as to "Company Material Adverse Effect" set forth in any such representation or warranty) fail to be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except for any failure to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements");

  •
  Omniture has breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by Omniture under the Merger Agreement, and such breach or failure has not been cured;

  •
  a Company Material Adverse Effect (as defined in Section 13 — "The Merger Agreement; Other Agreements") has occurred and is continuing; or

  •
  Adobe has not received as of the Expiration Date, a certificate signed on behalf of Omniture by the Chief Executive Officer and Chief Financial Officer of Omniture to the effect that none of the conditions set forth above relating to accuracy of representations and warranties or performance of and compliance with covenants has occurred.

          The foregoing is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 14 — "Conditions to the Offer".

          Subject to the terms of the Merger Agreement, the Purchaser may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Omniture, the Purchaser may not:

  •
  decrease the Offer Price (except as described in the next paragraph);

  •
  change the form of consideration payable in the Offer;

  •
  amend or waive the Minimum Condition;

  •
  decrease the number of Shares sought to be purchased in the Offer;

  •
  extend the Offer other than in the manner described above; or

  •
  impose additional conditions to the Offer, amend any of the conditions to the Offer in a manner that broadens such conditions, or amend any other term of the Offer in any manner adverse to the stockholders of Omniture.

          The Offer Price will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares that occurs on or after September 15, 2009 and prior to the date any Shares are accepted for payment. In addition, if the aggregate of (without duplication) (i) the number of Shares issued and outstanding, plus (ii) the number of Shares issuable upon the exercise of outstanding derivative securities, including warrants and other convertible or exchangeable securities or rights to purchase Shares, plus (iii) the number of Shares issuable or subject to any Compensatory Awards (other than Shares subject to an Omniture restricted stock award), all as of September 11, 2009, exceeds 91,855,809, then Parent and Purchaser may reduce the Offer Price by an amount not to exceed the product of (A) the Offer

Price immediately before such reduction, multiplied by (B) the quotient of (i) such excess, divided by (ii)(A) 91,855,809 plus (B) the amount of such excess.

          Subject to the Purchaser's obligation to extend the Offer as described above, if by 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009 (or any other time or date subsequently set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

  •
  waive any of the unsatisfied conditions of the Offer other than the Minimum Condition and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn before the Expiration Date;

  •
  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

  •
  amend or make modifications to the Offer.

          If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — "Withdrawal Rights". The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

          Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City, New York time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

          If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file with the SEC an amendment to the Tender Offer Statement on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. The Purchaser understands the SEC's view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

          Omniture has agreed to provide the Purchaser with Omniture's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.      Acceptance for Payment and Payment for Shares

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 — "Terms of the Offer", the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not withdrawn in accordance with Section 4 — "Withdrawal Rights". If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. See Section 1 — "Terms of the Offer". For a description of the Purchaser's rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1 — "Terms of the Offer".

          In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of:

  •
  the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

  •
  in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — "Procedure for Tendering Shares", a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3 — "Procedure for Tendering Shares"; and

  •
  any other documents required by the Letter of Transmittal.

          The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the depositary of the Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

          If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the depositary's account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3 — "Procedure for Tendering Shares", the depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

          If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 — "Withdrawal Rights".

          The Purchaser reserves the right to assign to any direct or indirect wholly owned subsidiary of Adobe any of the Purchaser's rights and obligations under the Merger Agreement (including the right to purchase Shares in the Offer), but only to the extent that the Purchaser and/or Adobe, as applicable, agree to remain liable for such subsidiary's performance of its obligations thereunder.

3.      Procedure for Tendering Shares

          Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

  •
  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period);

  •
  for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "— Book-Entry Transfer" and a Book-Entry Confirmation (as defined below) must be received by the depositary, in each case before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent's Message, and other documents must be received before the expiration of the Subsequent Offering Period); or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under "— Guaranteed Delivery" before the Expiration Date.

          The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

          Book-Entry Transfer.    The depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent's Message, and other documents must be received before the expiration of the Subsequent Offering Period), or the tendering stockholder must comply with the guaranteed delivery procedures described under "— Guaranteed Delivery" for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation".

          The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the depositary to, and received by, the depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the depositary's office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the Subsequent Offering Period and no guaranteed delivery procedure will be available during a Subsequent Offering Period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the depositary.

          Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal:

  •
  if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

          In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

          Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary before the Expiration Date, the stockholder's tender may still be effected if all the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the depositary, as provided below, before the Expiration Date; and

  •
  the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which quotations are available for shares listed on The NASDAQ Global Select Market.

          The Notice of Guaranteed Delivery may be delivered or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser. During the Subsequent Offering Period, if any, for Shares to be validly tendered, the depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal — stockholders will not be permitted to tender Shares by means of guaranteed delivery during a Subsequent Offering Period.

          Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of:

  •
  Share certificates (or a timely Book-Entry Confirmation);

  •
  a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal); and

  •
  any other documents required by the Letter of Transmittal.

          Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

          Appointment as Proxy.    By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any special meeting in connection with the Merger and, to the extent permitted by applicable law and Omniture's certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Omniture's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Omniture stockholders.

          Options.    The Offer is made only for Shares and is not made for any options or warrants to acquire Shares. Holders of vested but unexercised options or warrants to purchase Shares may participate in the Offer only if they first exercise their options or warrants in accordance with the terms of the applicable option plan or warrant agreement and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options or warrants that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

          Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser's interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Adobe, the depositary, the Information Agent, the Dealer Manager, Omniture or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

          Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder must complete and return the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from the backup withholding rules. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5 — "Material U.S. Federal Income Tax Consequences".

          Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.      Withdrawal Rights

          Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

          Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after November 23, 2009, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment and paid for the Shares validly tendered in the Offer.

          For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 — "Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — "Procedure for Tendering Shares" at any time before the Expiration Date.

          No withdrawal rights will apply to Shares tendered in a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and previously accepted for payment. See Section 1 — "Terms of the Offer".

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Adobe, the depositary, the Information Agent, the Dealer Manager, Omniture or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.      Material U.S. Federal Income Tax Consequences

          The following discussion summarizes the material U.S. federal income tax consequences for the holders whose Shares are sold in the Offer or converted to the right to receive cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code", Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

          This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, non-U.S. holders (as defined below) owning (actually or constructively) more than five percent of the Shares, partnerships and other pass-through entities, "controlled foreign corporations", "passive foreign investment companies", financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

          WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

          As used in this discussion, a "U.S. holder" is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

          A "non-U.S. holder" is any beneficial owner of Shares who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. holder.

          If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

  U.S. Holders

          Effect of the Offer and the Merger.    The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

          Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding provided that they appropriately establish an exemption. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

  Non-U.S. Holders

          Effect of the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

  •
  the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

  •
  Omniture is or has been a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Shares or the period that the non-U.S. holder held Shares and the Shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the Offer or Merger occurs. The determination of whether Omniture is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires Omniture to deliver a certificate to Purchaser stating that Omniture has not been a USRPHC for United States federal income tax purposes during the time period described above

          Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

          Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders generally can avoid backup withholding by providing the depositary with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.      Price Range of the Shares; Dividends on the Shares

          The Shares are listed and traded on The NASDAQ Global Select Market under the symbol "OMTR". The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on The NASDAQ Global Select Market, based on published financial sources.

	High	Low
Fiscal Year ended December 31, 2007
First Quarter	$18.75	$13.25
Second Quarter	$24.26	$15.50
Third Quarter	$31.43	$20.20
Fourth Quarter	$38.57	$25.54
Fiscal Year ended December 31, 2008
First Quarter	$33.92	$19.07
Second Quarter	$26.85	$18.42
Third Quarter	$23.00	$16.30
Fourth Quarter	$18.30	$7.15
Fiscal Year Ending December 31, 2009
First Quarter	$14.23	$7.95
Second Quarter	$15.10	$10.00
Third Quarter (through September 15, 2009)	$17.40	$11.10

          On September 15, 2009, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on The NASDAQ Global Select Market was $17.33 per share. On September 23, 2009, the last full trading day before the commencement of the Offer, the closing price reported on The NASDAQ Global Select Market was $21.55 per share. Stockholders are urged to obtain a current market quotation for the Shares.

          The Purchaser has been advised that Omniture has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Adobe's prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Omniture may not declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock. Omniture is not expected to declare or pay cash dividends after completion of the Offer.

7.      Effect of the Offer on the Market for the Shares; The NASDAQ Global Select Market Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

          Market for the Shares.    The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Adobe nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

          The NASDAQ Global Select Market Listing and Controlled Company Status.    Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on The NASDAQ Global Select Market. According to the published guidelines, the Shares would only meet the criteria for continued listing on The NASDAQ Global Select Market if, among other things,

              (i)  there were at least 400 stockholders, (ii) the minimum bid price for the Shares was at least $1 per share and (iii) either:

  •
  there were at least two market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other beneficial owners of 10% or more, such as held by Adobe upon completion of the Offer) was at least 750,000, the market value of such publicly-held Shares was at least $5 million, and stockholders' equity was at least $10 million; or

  •
  there were at least four market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other beneficial owners of 10% or more, such as held by Adobe upon completion of the Offer) was at least 1.1 million, the market value of such publicly-held Shares was at least $15 million, and the market value of the Shares was at least $50 million or the total assets and total revenue were each at least $50 million.

          If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on The NASDAQ Global Select Market could be discontinued. If this occurs, the market for the Shares would likely be adversely affected.

          If The NASDAQ Global Select Market ceases to publish quotations for the Shares, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

          After completion of the Offer, Omniture will be eligible to elect "controlled company" status pursuant to Rule 5615(c) of the NASDAQ Marketplace Rules, which means that Omniture would be exempt from the requirement that Omniture's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Omniture's board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Omniture's board of directors. Omniture will be eligible to elect "controlled company" status following completion of the Offer.

          Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

          Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of Omniture subject to registration, would substantially reduce the information required to be furnished by Omniture to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Omniture, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of "affiliates" of Omniture and persons holding "restricted securities" of Omniture to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. The Purchaser expects Omniture will apply for termination of registration of the Shares under the Exchange Act as soon as possible after the completion of the Offer if the requirements for such termination are met.

          Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute "margin securities".

8.      Certain Information Concerning Omniture

          Omniture, Inc.    Omniture is a Delaware corporation with its principal executive offices at 550 East Timpanogos Circle, Orem, Utah 84097. The telephone number of Omniture at such office is (801) 722-7000. According to its Quarterly Report on Form 10-Q for the six month period ended June 30, 2009, Omniture is a provider of online business optimization products and services, which it delivers through the Omniture Online Marketing Suite. Omniture's customers use its products and services to manage and enhance online, offline and multi-channel business initiatives. The Omniture Online Marketing Suite, which Omniture hosts and delivers to its customers on-demand and provides as an on-premise solution, consists of Omniture's Open Business Analytics Platform and Omniture's integrated set of optimization applications for online analytics, channel analytics, visitor acquisition and conversion.

          Available Information.    Omniture is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Omniture's directors and officers, their remuneration, options, stock appreciation rights, restricted stock units, performance awards, deferred stock and restricted stock granted to them, the principal holders of Omniture's securities and any material interests of such persons in transactions with Omniture is required to be disclosed in proxy statements distributed to Omniture's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Omniture that have been filed via the EDGAR system.

          None of Adobe, the Purchaser, the Dealer Manager, the Information Agent or the depositary assumes responsibility for the accuracy or completeness of the information concerning Omniture provided by Omniture or contained in the periodic reports, documents and records referred to herein or for any failure by Omniture to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to such person.

          Certain Projections.    In connection with its quarterly earnings releases, Omniture provides projections with respect to current quarter and subsequent quarter revenue and earnings per share. Omniture's management from time to time has prepared internal financial forecasts regarding its future operations for subsequent fiscal years. Before entering into the Merger Agreement, representatives of Adobe and the Purchaser conducted a due diligence review of Omniture, and in connection with this review, Adobe and the Purchaser received certain non-public information concerning Omniture, including certain limited forward-looking information regarding Omniture's internal financial forecasts of its anticipated future operations for the remainder of 2009 and for fiscal year 2010. A summary of these internal financial forecasts is set forth below. Omniture has advised Adobe and the Purchaser of certain assumptions, risks and limitations relating to these projections, as described below.

PROJECTED FINANCIAL INFORMATION

	Fourth Quarter Ending December 31, 2009	Fiscal Year Ending December 31, 2010
	(dollar values in thousands)
Revenue	$354,632	$416,001
Gross Margin	64.7%	67.2%
Earnings before interest, taxes, depreciation and amortization	$74,448	$115,439

          Although Adobe and the Purchaser were provided with the projections summarized above, they did not base their analysis of Omniture on these projections. Omniture has advised Adobe and the Purchaser that the projections were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or "GAAP", and Omniture's independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. Omniture has advised Adobe and the Purchaser that its internal financial forecasts (upon which the projections provided to Adobe and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. The projections may differ from publicized analyst estimates and forecasts.

          The summary of these internal financial forecasts is not being included in this Offer to Purchase to influence a decision whether to tender Shares in the Offer, but because these internal financial forecasts were made available by Omniture to Adobe. These financial projections were prepared by, and are the responsibility of, Omniture's management. Inclusion of the financial projections herein shall not be deemed an admission or representation by Omniture, Adobe, or the Purchaser that they are viewed by Omniture, Adobe, or the Purchaser as material information of Omniture.

          The projections also reflect numerous assumptions made by the management of Omniture, including assumptions with respect to industry performance, the market for Omniture's existing and new products and services, Omniture's ability to successfully negotiate acquisitions, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Omniture's control and none of which were subject to approval by Adobe or the Purchaser. Financial projections cover multiple periods and such information by its nature becomes less reliable with each successive period. These projections do not give effect to the Offer or the Merger, or any alterations that Adobe's management or board of directors may make to Omniture's operations or strategy after the completion of the Offer. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

          It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to:

  •
  the ability of Omniture to develop and to introduce new products or enhancements and fixes to existing products;

  •
  the risk that the marketplace for Omniture's products will not grow as rapidly as Omniture anticipates;

  •
  the ability to successfully manage costs in future periods;

  •
  increased competition in the market for Omniture's products;

  •
  the ability to attract and retain key sales, management and technical personnel;

  •
  protection of its intellectual property and other proprietary rights;

  •
  adverse regulatory or legal actions;

  •
  ability to successfully maintain effective internal controls;

  •
  adverse reactions to the Offer by customers, suppliers and strategic partners; and

  •
  other risks and uncertainties described in reports filed by Omniture with the SEC under the Exchange Act, including without limitation under the heading "Risk Factors" in Omniture's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009.

          All projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Omniture's Annual Report on Form 10-K for the fiscal year ended

December 31, 2008 and subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in Omniture's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 are not applicable to any forward-looking statements made in connection with the Offer.

          The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Adobe, the Purchaser, Omniture or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Adobe, the Purchaser, Omniture or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Omniture compared to the information contained in the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

          Stockholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

9.      Certain Information Concerning Adobe and the Purchaser

          Adobe Systems Incorporated and the Purchaser.    Adobe is a Delaware corporation. Adobe is one of the largest and most diversified software companies in the world. It offers a line of creative, business and mobile software and services used by creative professionals, knowledge workers, consumers, original equipment manufacturer partners, developers and enterprises for creating, managing, delivering and engaging with compelling content and experiences across multiple operating systems, devices and media.

          Adobe's legal name as specified in its certificate of incorporation is Adobe Systems Incorporated. Adobe's business address is 345 Park Avenue, MS A17-400, San Jose, CA 95110-2704. The telephone number at such office is (408) 536-6000.

          The Purchaser is a Delaware corporation that was recently formed at the direction of Adobe for the purpose of effecting the Offer and the Merger. The Purchaser is wholly owned by Adobe. Until immediately before the time the Purchaser purchases Shares in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser's legal name as specified in its certificate of incorporation is Snowbird Acquisition Corporation. The Purchaser's principal executive offices are located at 345 Park Avenue, MS A17-400, San Jose, CA 95110-2704. The telephone number of the Purchaser at that office is (408) 536-6000.

          The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Adobe are set forth in Schedule I hereto.

          Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither Adobe nor the Purchaser, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Adobe or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Omniture and (ii) neither Adobe nor the Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Omniture during the past 60 days.

          Except as set forth in this Offer to Purchase, neither Adobe nor the Purchaser, nor any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Omniture or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Adobe or any of its subsidiaries (including the Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Omniture or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Adobe or the Purchaser or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Adobe or the Purchaser or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Adobe and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Adobe is subject to the information filing requirements of the Exchange Act, and, in accordance therewith, is obligated to file certain reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Adobe's directors and officers, their remuneration, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of Adobe's securities and any material interest of such persons in transaction with Adobe is required to be disclosed in proxy statements distributed to Adobe's stockholders and filed with the SEC. Such reports, proxy statement and other information filed by Adobe and the Purchaser with the SEC, as well as the Schedule TO and the exhibits thereto, may be inspected at the SEC's public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Adobe that have been filed with the SEC via the EDGAR system, including the Schedule TO and exhibits thereto.

10.    Source and Amount of Funds

          Completion of the Offer is not conditioned upon obtaining financing. Adobe and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $1.8 billion, on a fully-diluted equity value basis, plus any related transaction fees and expenses. The Purchaser will acquire these funds from Adobe, which anticipates obtaining the funds from a combination of cash on its balance sheet and funds available under Adobe's existing senior unsecured revolving credit facility (the "Facility") pursuant to a credit agreement with Bank of America, N.A. (the "Credit Agreement"). The Credit Agreement is a five-year $1.0 billion senior unsecured revolving credit facility that matures on February 16, 2013. Under the Credit Agreement, Adobe has an option to request an additional $500 million in commitments, for a maximum aggregate loan commitment of $1.5 billion. The Credit Agreement contains several covenants, including a financial covenant requiring Adobe not to exceed a certain maximum leverage ratio. At Adobe's option, borrowings under the Credit Agreement accrue interest based on either the LIBOR for one, two, three or six months, or longer periods with bank consent, plus a margin according to a pricing grid tied to this financial covenant, or a base rate. The margin is set at rates between

0.20% and 0.475%. Commitment fees are payable on the facility at rates between 0.05% and 0.15% per year based on the same pricing grid.

          On September 22, 2009, Adobe drew down an aggregate amount of $650.0 million under the Facility, which will be used for general corporate purposes, including financing the acquisition of Omniture. Following the drawdown, there is no remaining availability under the Facility. Adobe currently plans to repay the Facility in the ordinary course of business using cash generated by its operations. As of September 22, 2009, Adobe was in compliance with all of the covenants under the Credit Agreement.

          Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, the financial condition of the Purchaser and Adobe is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.    Background of the Offer; Past Contacts; Negotiations and Transactions

          Adobe regularly reviews and evaluates potential strategic alternatives, including potential acquisitions of companies and their assets. Adobe senior management first discussed Omniture as a potential acquisition candidate beginning in late 2007, and continued to identify Omniture as a potential acquisition candidate through 2008 in the course of such reviews with both the Adobe board of directors and members of Adobe senior management.

          At a regularly scheduled meeting of the Adobe board of directors held on January 8 and 9, 2009, members of Adobe senior management made a presentation to the Adobe board of directors that identified Omniture, among other companies, as a potential acquisition candidate. In January 2009, Shantanu Narayen, the Chief Executive Officer of Adobe, directed a small internal team at Adobe to commence a more comprehensive evaluation of Omniture as a potential acquisition candidate.

          During January and February 2009, Paul Weiskopf, the Senior Vice President of Corporate Development of Adobe, and John Mellor, the Executive Vice President of Business Development of Omniture, had a series of discussions pertaining to recent developments in Omniture's business as well as to arrange a meeting between Mr. Narayen and Josh James, the Chief Executive Officer of Omniture. As a result of these discussions, a meeting was arranged for March 5, 2009 in San Jose, California.

          At the March 5 meeting, Mr. Narayen, Mr. Weiskopf and Kevin Lynch, the Chief Technology Officer of Adobe, met with Mr. James and Mr. Mellor to discuss possible opportunities for the companies to work together in the future.

          On March 10, 2009, Mr. Weiskopf encountered Mr. James and Mr. Mellor at a conference. Mr. Weiskopf and Mr. James agreed to get together again for further discussions regarding possible opportunities for Adobe and Omniture to work together in the future. Following this meeting, Mr. Narayen and Mr. James corresponded by email and agreed to meet with one another at the end of March.

          On March 25, 2009, Mr. Weiskopf, Mr. Lynch and Ed Rowe, the Senior Director of Engineering of Adobe, met at Omniture's headquarters in Orem, Utah with Mr. Mellor, Brett Error, the Chief Technology Officer of Omniture, and other Omniture personnel to discuss partnership opportunities between the companies.

          On March 31, 2009, Mr. James and Mr. Narayen met for dinner in the Bay Area. During the dinner, Mr. Narayen first expressed Adobe's possible interest in pursuing an acquisition of Omniture rather than exploring partnership opportunities between the two companies. Mr. James responded that Omniture preferred to focus on partnership opportunities between the two companies.

          On April 1, 2009, Mr. Weiskopf made a presentation regarding potential acquisition candidates, including Omniture, at a regularly scheduled meeting of the Adobe board of directors. In conjunction with such presentation, Messrs. Narayen and Weiskopf updated the Adobe board of directors regarding their recent meetings with Omniture management.

          On April 9, 2009 and again on April 24, 2009, at the request of Adobe senior management, representatives of Goldman Sachs & Co. ("Goldman Sachs"), Adobe's financial advisers, met with members of Adobe senior management to discuss scenarios pertaining to a possible acquisition of Omniture by Adobe.

          On April 27, 2009, Adobe and Omniture executed and delivered to one another a non-disclosure agreement governing the confidentiality and use of technical and business information to be shared between the parties in connection with their ongoing partnership discussions.

          On May 5, 2009, Messrs. Narayen, Weiskopf and Lynch met in Orem with Messrs. James, Error and Mellor and suggested the possibility of Adobe acquiring Omniture. In a follow-up telephone conversation the next day, Mr. Narayen reiterated to Mr. James Adobe's interest in pursuing further discussions regarding a possible acquisition of Omniture by Adobe. Mr. James responded, as he had done so previously, that Omniture instead preferred to focus on partnership opportunities with Adobe.

          On June 9, 2009, Mr. Narayen and Mr. James met for dinner in the Bay Area, at which time Mr. Narayen again reiterated Adobe's desire to move forward with an acquisition process. Mr. James indicated a willingness to explore the possibility of a partnership opportunity, but no specific details were agreed to regarding a process or timing.

          On June 23, 2009, John Warnock and Chuck Geschke, each of whom is a member of the Adobe board of directors, met in San Jose, California with Mr. James for a lunch arranged by Mr. Narayen. During this meeting, Mr. Warnock and Mr. Geschke discussed with Mr. James the benefits they perceived from combining the businesses of Adobe and Omniture.

          On June 24, 2009 at a regularly scheduled meeting of the Adobe board of directors, Mr. Narayen and Mr. Weiskopf summarized the discussions held with Omniture's management to date.

          On June 26, 2009, Mr. Weiskopf and Mr. Mellor had a telephone conversation in which Mr. Weiskopf reiterated Adobe's interest in acquiring Omniture. During the call, Mr. Weiskopf told Mr. Mellor that Adobe wished to do so on an accelerated basis, and sought to obtain Omniture's commitment to permit Adobe to engage in a process to evaluate more fully the possibility of such a transaction. Mr. Mellor responded that Omniture understood Adobe's interest and desire to move quickly and was willing to continue discussions with Adobe but not commit to any timeline. At the meeting, Mr. Weiskopf and Mr. Mellor scheduled a further meeting between members of Adobe senior management and Omniture senior management for July 15, 2009.

          On July 15, 2009, Messrs. Weiskopf, Rowe and Lynch met in San Francisco with Messrs. Mellor and Error to discuss matters related to the strategic initiatives of both companies and their respective products and to explore ways the companies could increase the value delivered to customers.

          On July 20, 2009, Mr. Narayen and Mr. James had a telephone conversation regarding the possibility of Omniture permitting Adobe to engage in initial due diligence on Omniture and the next steps in any such process. During this telephone conversation, Mr. Narayen stressed Adobe's desire that the parties move quickly to evaluate any possible acquisition transaction, as Adobe had a strong interest in announcing such a transaction prior to September 15, 2009, which was the date that Adobe planned to announce its third quarter fiscal year 2009 earnings. Although Mr. James did not commit to any specific process or timing, he did acquiesce to the submission by Adobe of a limited due diligence request so that Omniture could begin to gather together information for Adobe's review.

          On July 23, 2009, Adobe delivered a preliminary due diligence request to Omniture's financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"). Also on July 23, 2009, representatives of Goldman Sachs discussed with Morgan Stanley Adobe's preliminary due diligence request as well as the timing of the due diligence process. Further discussions and email correspondence occurred between Adobe and Omniture and their respective financial advisors from July 23, 2009 to July 29, 2009 regarding the due diligence process, both in terms of the limited data Omniture was willing to share with Adobe at that time and the timing of the production of such data as well as the scheduling of due diligence meetings between the parties.

          On July 29, 2009, Mr. Weiskopf and Mr. Mellor had a telephone conversation to schedule a meeting between Adobe and Omniture on August 4, 2009. Also on this date, Omniture delivered to Adobe a new form of confidentiality agreement to address future discussions between the parties. The parties negotiated the terms of the confidentiality agreement over the next couple of days and executed the confidentiality agreement on August 2, 2009.

          On July 30, 2009, the Adobe board of directors held a special meeting at which a possible acquisition of Omniture was discussed. At this meeting, members of Adobe senior management provided an update on the recent discussions with Omniture, and representatives of Goldman Sachs met with the Adobe board of directors to discuss Omniture and the potential valuation of any such acquisition.

          On August 4, 2009, Messrs. Lynch, Narayen and Weiskopf and Mark Garrett, the Chief Financial Officer of Adobe, met in San Jose with Messrs. Error, James and Mellor, as well as Michael S. Herring, the Chief Financial Officer and Executive Vice President of Omniture. At this meeting, the Omniture team presented an overview of Omniture's business, operations and prospects to the Adobe team.

          On August 11, 2009, Mr. Narayen communicated to Mr. James that Adobe was contemplating making a non-binding proposal to acquire all of the outstanding capital stock of Omniture for a price of $20.00 per share in cash. Mr. Narayen stressed to Mr. James that Adobe's proposal would be based in part on an expectation that the parties would announce the proposed transaction no later than September 15, 2009. Although he did not commit to Adobe's proposed timing, Mr. James indicated that Omniture would permit Adobe to proceed with further limited due diligence.

          On August 17, 2009, Mr. Narayen indicated to Mr. James, as required under the nondisclosure agreement entered into between Adobe and Omniture, that Adobe intended to submit a non-binding proposal to acquire all of the outstanding capital stock of Omniture for a price of $20.00 per share in cash. During this conversation, Mr. James indicated that Adobe's proposed price was lower than a price that the Omniture board of directors would find acceptable. In response, Mr. Narayen indicated that Adobe needed to perform further, more comprehensive due diligence before Adobe could consider proposing a higher price.

          On August 19, 2009, Mr. Narayen and Mr. James had a further telephone conversation in which Mr. Narayen reiterated the per share price Adobe had proposed on August 11, 2009 based on the limited due diligence Omniture had made available to Adobe to date and again stressed the importance to Adobe of announcing a transaction no later than September 15, 2009. Following this conversation, Mr. Narayen sent a letter to Mr. James confirming the per share price verbally conveyed by Mr. Narayen to Mr. James on August 17, 2009 and again highlighting Adobe's desire to announce a transaction by September 15, 2009.

          On August 20, 2009, representatives of Goldman Sachs and representatives of Morgan Stanley had a telephone conversation in which they discussed the next steps in the due diligence process. The Morgan Stanley representatives indicated that Omniture was not amenable to undertaking a comprehensive due diligence process unless and until Adobe raised its proposed purchase price for Omniture, to which the Goldman Sachs representatives reiterated that Adobe would not be in a position to consider raising its proposed purchase price until it had had an opportunity to conduct further, more comprehensive due diligence.

          Also on August 20, 2009, the Adobe board of directors held a special meeting to review with Adobe senior management and representatives of Goldman Sachs the process undertaken to date in connection with the consideration of the possible acquisition of Omniture, including the recent discussions Mr. Narayen had with Mr. James and Goldman Sachs had with Morgan Stanley.

          On August 22, 2009, Omniture provided Adobe and its financial, legal and accounting advisers access to an online data room containing limited due diligence materials.

          On August 24 and 25, 2009, Mr. Weiskopf and Mr. Mellor corresponded by email and had a series of telephone conversations to schedule due diligence meetings between members of Adobe senior management and members of Omniture senior management. Also on August 25, 2009, a representative of Morgan Stanley met with Mr. Weiskopf to provide feedback on Adobe's proposal.

          On August 26, 2009, Mr. Narayen and Mr. James had a telephone conversation regarding the scheduling of the upcoming due diligence meetings.

          On August 27, 2009, members of the Adobe due diligence team, including representatives from Adobe's financial, legal and accounting advisers, met in Provo, Utah with members of Omniture's senior management team as well as representatives of Omniture's financial and legal advisers for due diligence discussions covering all principal areas of Omniture's business. Through September 15, 2009, Omniture continued to afford access to the electronic data room Omniture had established, and to provide additional materials to, and held discussions with, Adobe and its advisors so that Adobe could continue to conduct its due diligence review of Omniture.

          On September 1, 2009, Mr. Narayen and Mr. James, who were both on separate business trips in Japan, met in Tokyo to discuss the potential transaction, due diligence findings and timing of further discussions.

          On September 3, 2009, Mr. Narayen and Mr. James had a telephone conversation in which Mr. James confirmed that Omniture had had discussions with other possible acquirors and that the Omniture board of directors would be meeting on September 8, 2009 to consider the Adobe proposal and any proposals made by other interested parties. Mr. Narayen reiterated that Adobe sought to announce a transaction by September 15, 2009, and thus time was of the essence if the parties were to complete due diligence and negotiate the terms of a definitive acquisition agreement.

          On the same date, representatives of Morgan Stanley called representatives of Goldman Sachs and requested that Adobe submit a revised proposal before the September 8, 2009 meeting of the Omniture board of directors. Separately, Mr. Weiskopf had a telephone conversation with Mr. Mellor and conveyed to Mr. Mellor that, given the short period of time remaining until September 15, 2009, Adobe proposed that its legal counsel, Latham & Watkins LLP ("Latham & Watkins"), deliver a draft merger agreement to Omniture's legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation ("Wilson Sonsini"), so that Omniture could begin to consider any significant issues it might have with Adobe's proposal apart from the proposed purchase price.

          On September 4, 2009, Latham & Watkins delivered a draft merger agreement to Wilson Sonsini.

          On September 8, 2009, the Adobe board of directors held a special meeting to discuss the Omniture transaction. At this meeting, members of Adobe senior management and representatives of Goldman Sachs summarized the due diligence process to date and preliminary due diligence findings. Representatives of Goldman Sachs discussed with the Adobe board of directors the possible valuation of Omniture. The Adobe board of directors then authorized Mr. Narayen to communicate to Mr. James that Adobe was willing to increase the proposed per share price from $20.00 per share to $21.00 per share in cash. Following the meeting, Mr. Narayen delivered a letter by email to Mr. James communicating the increased proposed price per share.

          Mr. James then contacted Mr. Narayen following the meeting of the Omniture board of directors to convey that the Omniture board of directors was interested in a possible acquisition by Adobe but desired a higher price. Subsequent to that call, Mr. Narayen contacted Mr. James and indicated to him that Adobe would be willing to increase its proposed purchase price from $21.00 per share to $21.50 per share in cash, provided that Omniture agreed to enter into exclusive negotiations with Adobe with a goal of announcing a transaction by September 15, 2009. Later in the evening, a representative of Wilson Sonsini contacted a representative of Latham & Watkins to summarize the principal areas of the draft merger agreement that Omniture would seek to negotiate further if a tentative agreement could be reached on purchase price.

          On September 9, 2009, Mr. James informed Mr. Narayen in a telephone conversation that the Omniture board of directors was willing to negotiate the terms of a definitive merger agreement with Adobe on an exclusive basis given Adobe's proposed increased price to acquire all of the outstanding capital stock of Omniture at a purchase price of $21.50 per share in cash. Subsequent to this discussion, Adobe and Omniture negotiated the terms of, and executed and delivered to one another, an exclusivity agreement governing the period between September 9, 2009 and September 18, 2009.

          On September 9, 2009 the Adobe board of directors held a special meeting to discuss the status of the transaction. At this meeting, members of Adobe senior management updated the board on the status of discussions with Omniture and the results of the due diligence investigation to date.

          On September 10, 2009, Wilson Sonsini delivered a revised draft of the merger agreement to Latham & Watkins. Representatives of Latham & Watkins and representatives of Wilson Sonsini continued to negotiate the terms of the merger agreement and certain ancillary agreements to be entered into concurrent with the execution of the merger agreement between September 10, 2009 and September 15, 2009.

          On September 14, 2009, the Adobe board of directors held a special meeting to consider the proposed acquisition of Omniture. This meeting was attended by members of Adobe senior management as well as representatives of Latham & Watkins and representatives of Goldman Sachs. After a full meeting and discussion, the Adobe board of directors adopted a series of resolutions authorizing the transaction on the terms set forth in the draft merger agreement, subject to such further modifications as may be negotiated by Adobe senior management, and authorizing management to complete the transaction.

          On the morning of September 15, 2009, certain stockholders of Omniture, as well as Adobe and the Purchaser, executed and delivered the Support Agreement, and Adobe, the Purchaser and Omniture executed and delivered to the Merger Agreement.

          On September 24, 2009, the Purchaser commenced the Offer.

12.    Purpose of the Offer; Plans for Omniture; Other Matters

          Purpose of the Offer.    The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, Omniture. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of Omniture. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.

          If the Merger is completed, Adobe will own 100% of the equity interests in Omniture and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Omniture and entitlement to any increase in its value. Similarly, Adobe would also bear the risk of any losses incurred in the operation of Omniture and any decrease in the value of Omniture.

          Omniture stockholders who sell their Shares in the Offer will cease to have any equity interest in Omniture and to participate in any future growth in Omniture. If the Merger is completed, the current stockholders of Omniture will no longer have an equity interest in Omniture and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders may become entitled under the DGCL. See Section 13 — "The Merger Agreement; Other Agreements". Similarly, the current stockholders of Omniture will not bear the risk of any decrease in the value of Omniture after selling their Shares in the Offer or the Merger.

          Plans for Omniture.    Except as disclosed in this Offer to Purchase, Adobe and the Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Omniture, the disposition of securities of Omniture, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Omniture or its subsidiaries, or the sale or transfer of a material amount of assets of Omniture or its subsidiaries. After the purchase of the Shares in the Offer, the Purchaser will be entitled to appoint its representatives to the board of directors of Omniture in proportion to its ownership of the outstanding Shares, as described below under the caption "Omniture's Board of Directors" in Section 13 — "The Merger Agreement; Other Agreements". After completion of the Offer, Omniture will be a wholly owned subsidiary of Adobe. After completion of the Offer and the Merger, Adobe expects to work with Omniture's management to evaluate and review Omniture and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Omniture into Adobe's business units and market units. As a result of this review and integration, it is possible that the Purchaser and, after completion of the Offer and the Merger, the reconstituted Omniture board of directors, could implement changes to Omniture's business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of Omniture's separate existence and integration of Omniture's business and operations into Adobe as a newly formed business unit. In connection with integrating Omniture's and Adobe's corporate structure, Adobe may determine to reorganize, merger or consolidate Omniture with one or more domestic or foreign subsidiaries of Adobe. Adobe and the Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.

          After completion or termination of the Offer, the Purchaser may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as it determines, which may be more or less than the price paid in the Offer. If the Purchaser does not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the "short form"

provisions of the DGCL, the Purchaser expects to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

          Adobe and the Purchaser intend to cause all Shares to be delisted from The NASDAQ Global Select Market promptly upon the consummation of the Merger.

          Stockholder Approval; No Vote Required for Tender.    Under the DGCL, the approval of the board of directors of the Purchaser and Omniture is required for approval of the Merger Agreement and the completion of the Merger, and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares is required to adopt and approve the Merger Agreement and the Merger, unless the "short form" merger procedure described below is available. Omniture has represented in the Merger Agreement that the adoption, execution, delivery and performance of the Merger Agreement by Omniture and the approval of the commencement of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of Omniture, except for the adoption of the Merger Agreement by Omniture stockholders and the filing of a certificate of merger with the Secretary of the State of Delaware. After the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any Subsequent Offering Period, Omniture has agreed, if required by applicable law to consummate the Merger, to set a record date for, call, give notice of, convene and hold a special meeting of its stockholders for the sole purpose of obtaining the approval of Omniture stockholders of the adoption of the Merger Agreement. The special meeting would be held as soon as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any Subsequent Offering Period. Adobe has agreed to vote, or cause to be voted, all of the Shares then owned by Adobe, the Purchaser or any of Adobe's other subsidiaries in favor of the adoption and approval of the Merger Agreement.

          Short Form Merger.    Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of a subsidiary corporation, the parent corporation may merge the subsidiary corporation into itself or into another such subsidiary or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the stockholders of the subsidiary corporation (such merger, a "Short Form Merger"). In the event that the Purchaser holds at least 90% of the outstanding Shares pursuant to the Offer, as a result of a Subsequent Offering Period or otherwise (and including as a result of its exercise of the Top-Up Option), then Adobe, the Purchaser and Omniture, subject to the terms and conditions of the Merger Agreement, will take all action necessary and appropriate to cause the Short Form Merger to be effected without a meeting of the stockholders of Omniture, subject to compliance with the provisions of Section 253 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete a Short Form Merger, the Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase a number of Shares required to complete a Short Form Merger, taking into account the Shares issued upon exercise of the Top-Up Option. The Purchaser could also seek to purchase additional Shares in the open market or otherwise to permit the Purchaser to complete a Short Form Merger.

          Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not then held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Omniture and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

          Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short Form Merger) is consummated, holders of the Shares immediately prior to the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Shares held by dissenting Omniture stockholders who comply with the applicable statutory procedures will be cancelled and cease to exist at the Effective Time, and will represent the right to receive only those rights provided under Section 262 of the DGCL, which involves a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and the right to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

          The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the price per Share to be paid in the Merger, without interest but subject to any applicable tax withholding.

13.    The Merger Agreement; Other Agreements

  Merger Agreement

          The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. Adobe and the Purchaser have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — "Certain Information Concerning Adobe and the Purchaser". Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

  The Offer.

          The Merger Agreement provides that, subject to (i) the Merger Agreement not having been terminated in accordance with its terms, (ii) Omniture having fulfilled its obligations to provide certain information to Adobe and the Purchaser in connection with the Offer and being prepared to file its Schedule 14D-9 contemporaneously with or immediately following the filing of the Schedule TO, and (iii) there being no statute, rule, regulation, legislation of, or order, decree, judgment, injunction or ruling by, a governmental authority of competent jurisdiction enjoining, restraining or making illegal, or otherwise prohibiting the commencement of the Offer, the Purchaser will, and Adobe will cause the Purchaser to, commence the Offer as promptly as practicable (and in any event no later than 7 business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14 — "Conditions of the Offer", the Purchaser will, and Adobe will cause the Purchaser to, accept for payment and (after giving effect to any required withholding tax) pay for all Shares validly tendered and not withdrawn in the Offer promptly after the expiration of the Offer.

          Adobe and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms of the Offer, except that without Omniture's prior written approval the Purchaser is not permitted to (i) decrease the Offer Price (except as described in the next paragraph); (ii) change the form of consideration payable in the Offer; (iii) amend or waive the Minimum Condition; (iv) decrease the number of Shares sought to be purchased in the Offer; (v) extend the Offer other than in accordance with the Merger Agreement; or (vi) impose additional conditions to the Offer, amend any of the conditions to the Offer in a manner that broadens such conditions, or amend any other term of the Offer in any manner adverse to the stockholders of Omniture.

          The Offer Price will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares that occurs on or after September 15, 2009 and prior to the date any Shares are accepted for payment. In addition, if the aggregate of (without duplication) (i) the number of Shares issued and outstanding, plus (ii) the number of Shares issuable upon the exercise of outstanding derivative securities, including warrants and other convertible or exchangeable securities or rights to purchase Shares, plus (iii) the number of Shares issuable or subject to any Compensatory Awards (other than Shares subject to an Omniture restricted stock award), all as of September 11, 2009, exceeds 91,855,809, then Parent and Purchaser may reduce the Offer Price by an amount not to exceed the product of (A) the Offer Price immediately before such reduction, multiplied by (B) the quotient of (i) such excess, divided by (ii)(A) 91,855,809 plus (B) the amount of such excess.

          We are required by the Merger Agreement to extend the Offer:

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market, Inc. that is applicable to the Offer; and

  •
  for successive extension periods of 10 business days, if, as of the Expiration Date, any of the conditions to the Offer are not satisfied or waived;

          provided, however, that in no event are we required to extend the Offer beyond March 15, 2010.

          The Purchaser will extend the Offer by giving oral or written notice of the extension to the depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City, New York time, on the next business day after the Expiration Date.

          If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly, and in any event within twenty-four (24) hours, irrevocably and unconditionally terminate the Offer and the depositary will return all Shares tendered in the Offer.

          Subsequent Offering Period.    The Purchaser may, in its discretion, elect to provide a subsequent offering period (and one or more consecutive extensions thereof) in accordance with Rule 14d-11 under the Exchange Act following its acceptance for payment of Shares in the Offer. The subsequent offering period may be between three and 20 business days in the aggregate, including any consecutive extensions. Although the Purchaser reserves its right to provide a subsequent offering period, the Purchaser does not currently intend to provide a subsequent offering period. During the subsequent offering period, if the Purchaser provides one (including any consecutive extensions thereof), you would be permitted to tender, but not withdraw, your Shares and receive the Offer Price per Share, net to you in cash, without interest but subject to any applicable tax withholding.

          Omniture's Board of Directors.    Under the Merger Agreement, promptly upon acceptance for payment of such number of Shares validly tendered in the Offer that represents at least a majority of the then-outstanding Shares and from time to time thereafter, the Purchaser is entitled to designate a number of directors, rounded up to the next whole number, to the board of directors of Omniture that is equal to the total number of directors on Omniture's board of directors multiplied by the percentage that the Shares beneficially owned by the Purchaser, or any of its affiliates, in the aggregate, bears to the total number of Shares then outstanding. At the Purchaser's request, Omniture will promptly take all actions necessary to cause the Purchaser's designees to be elected to Omniture's board of directors (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of Omniture's board of directors) in compliance with applicable law. Notwithstanding the foregoing, the Purchaser will be entitled to designate at least a majority of the directors on Omniture's board of directors (as long as the Purchaser and its affiliates beneficially own a majority of the outstanding Shares). Prior to the Effective Time, Omniture's board of directors will always be entitled to have at least two members who are not officers, directors, employees or designees of Adobe, the Purchaser or any of their affiliates ("Purchaser Insiders"). If one of the directors who is not a Purchaser Insider leaves the board of directors prior to the completion of the Merger, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy with a new director who is not a Purchaser Insider and Omniture will cause such designee to be appointed to Omniture's board of directors. If the number of directors who are not Purchaser Insiders is reduced to zero, then the other directors of Omniture's board of directors shall designate and appoint to the board of directors two directors who are not officers, directors employees or otherwise affiliated with the Purchaser or Adobe.

          Omniture, after affording Adobe a reasonable opportunity to review and comment:

  •
  will file with the SEC and mail to holders of the Shares, on the date of the filing by Adobe and the Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 reflecting, subject to the provisions described below under the caption "Company Recommendation" in this Section 13 — "The Merger Agreement; Other Agreements", the recommendation of the board of directors of Omniture that holders of the Shares tender their Shares pursuant to the Offer; and

  •
  will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.

          Top-Up Option.    Pursuant to the terms of the Merger Agreement, following the Acceptance Date, if the Purchaser and Adobe do not directly or indirectly own sufficient Shares to complete the Merger under the "short form" merger provisions of the DGCL, the Purchaser has the option (the "Top-Up Option") to purchase from Omniture up to a number of additional Shares (the "Top-Up Shares") sufficient to cause the Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, plus the total number of Shares that are issuable within 10 business days after the issuance of the Top-Up Shares upon vesting, conversion and exercise of all derivative securities, including Compensatory Awards, warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such derivative securities. The exercise price for the Top-Up Option will equal the Offer Price and will be paid in cash or by issuance by the Purchaser to Omniture of a promissory note bearing 3.5% per annum simple interest. Pursuant to the terms of the Merger Agreement, the Top-Up Option is exercisable only after the Acceptance Date and only if Adobe and its affiliates would hold at least 90% of the outstanding Shares following the exercise of the Top-Up Option and issuance of Shares pursuant thereto (the "Short Form Threshold"). Moreover, the Merger Agreement provides that the maximum number of shares issuable pursuant to the Top-Up Option will not exceed the sum of Shares authorized, unissued and not reserved for Compensatory Awards (as defined below) or held by

Omniture at the time of exercise of the Top-Up Option. As a result of these limitations, assuming the Acceptance Date occurs as originally scheduled on October 22, 2009 and based on the number of Shares outstanding as of September 21, 2009 and the number of Omniture equity awards anticipated to be assumed by Adobe on the Acceptance Date for Adobe equity awards, Omniture estimates that Purchaser will not be permitted to exercise the Top-Up Option until it holds approximately 68% of the issued and outstanding Shares. The Purchaser expects to exercise the Top-Up Option, subject to the foregoing limitations and the other limitations set forth in the Merger Agreement, if the Purchaser and Adobe own less than 90% of the issued and outstanding Shares after the completion of the Offer. The Purchaser could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if the Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, the Purchaser will effect the Merger under the "short form" merger provisions of the DGCL. Stockholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected.

          The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

  •
  the Purchaser will be merged with and into Omniture and, as a result of the Merger, the separate corporate existence of the Purchaser will cease;

  •
  Omniture will be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Omniture, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger;

  •
  the certificate of incorporation of the Surviving Corporation will be amended to be identical to the form attached to the Merger Agreement and the bylaws of the Surviving Corporation will be amended to be identical to the bylaws of the Purchaser in effect immediately prior to the completion of the Merger; and

  •
  the directors and officers of the Purchaser immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

          The obligations of Adobe and the Purchaser, on the one hand, and Omniture, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

  •
  if required by the DGCL, the adoption and approval of the Merger Agreement by the affirmative vote of a majority of the outstanding Shares;

  •
  the Purchaser having accepted for payment Shares validly tendered pursuant to the Offer, in accordance with the terms thereof; and

  •
  no order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated, deemed applicable to the Merger by any governmental authority of competent jurisdiction or enforced by any governmental authority of competent jurisdiction which prohibits, or makes illegal, consummation of the Merger.

          Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger:

  •
  each issued and outstanding share of the Purchaser's common stock will be converted into and become one fully paid and nonassessable share of common stock, par value of $0.0001 per share, of the Surviving Corporation;

  •
  all of the Shares that are owned by Omniture or by any wholly owned subsidiary of Omniture, and any of the Shares owned by Adobe or the Purchaser or by any wholly owned subsidiary of Adobe or the Purchaser immediately before the Effective Time, will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor; and

  •
  each issued and outstanding Share prior to the Effective Time (other than Shares to be cancelled in accordance with the preceding bullet point and other than Shares held by a holder who exercises appraisal rights with respect to the Shares) will automatically be converted into the right to receive in cash the Offer Price without interest.

          After the Effective Time, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate or book-entry share representing Shares will cease to have any rights with respect to the Shares, except the right to receive in cash the Offer Price without interest but subject to any applicable tax withholding, upon the surrender of such certificate or book-entry share. The Offer Price will be subject to adjustment as described above under the caption "The Offer" in Section 13 — "The Merger Agreement; Other Agreements". Promptly after the Effective Time, Adobe will deposit, or cause to be deposited with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

  Treatment of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and Other Equity-Based Awards.

          Notwithstanding the conversion of common stock described in the above section titled "— Conversion of Capital Stock", the Offer Price payable on each outstanding Share that is subject to an Omniture restricted stock award immediately prior to the Effective Time will remain subject to the restrictions and vesting schedule applicable to such Shares immediately prior to the Effective Time. Therefore, the Offer Price payable in exchange for Shares subject to restricted stock awards outstanding immediately prior to the Effective Time will become payable by Adobe on the date that such Shares of restricted stock would have vested under the applicable vesting schedule.

          Subject to limited exceptions, each option, stock appreciation right, restricted stock unit and other equity-based award granted under Omniture's 2006 Equity Incentive Plan, Omniture's 2007 Equity Incentive Plan or Omniture's 2008 Equity Incentive Plan (collectively, the "Specified Plans") and denominated in Shares that is not an Omniture restricted stock award (each, a "Specified Plan Award"), whether or not then vested or exercisable, will be assumed by Adobe and converted automatically on the Acceptance Date into an option, stock appreciation right, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Adobe common stock and which will have the same terms and conditions as those of the related Specified Plan Award except that (i) the number of shares of Adobe common stock subject to each such award will be determined by multiplying the number of Shares subject to such Specified Plan Award as of immediately prior to the Acceptance Date by a fraction (the "Specified Award Exchange Ratio"), the numerator of which is the Offer Price and the denominator of which is the closing price of Adobe common stock on The NASDAQ Global Select Market on the Acceptance Date (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Adobe common stock (rounded upwards to the nearest whole cent) will equal (x) the per share exercise or purchase price for the Shares otherwise purchasable pursuant to such Specified Plan Award as of immediately prior to the Acceptance Date divided by (y) the Specified Award Exchange Ratio.

          Specified Plan Awards held by a non-employee member of Omniture's board of directors will not be assumed by Adobe. In addition, unless determined otherwise by Adobe and Adobe provides notice to Omniture at least 20 calendar days prior to the Acceptance Date, Specified Plan Awards held by a person who is not an employee of or consultant to Omniture or any subsidiary of Omniture as of the Acceptance Date will not be assumed by Adobe. Specified Plan Awards that will not be assumed by Adobe are referred to herein as "Cashed Out Specified Plan Awards". Cashed Out Specified Plan Awards will as of immediately prior to the Acceptance Date, be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying the aggregate number of Shares that were issuable upon exercise or settlement of such Cashed Out Specified Plan Award immediately prior to the Acceptance Date by the amount by which the Offer Price exceeds the per share exercise price, if any, of such Cashed Out Specified Plan Award.

          Subject to limited exceptions, at the Effective Time, each Omniture option, stock appreciation right, restricted stock unit award and other equity-based award granted under any Omniture equity compensation plan or arrangement other than the Specified Plans (each, a "Remaining Plan") and denominated in Shares that is not a Omniture restricted stock award (each such award, a "Remaining Plan Award") that is outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Adobe and converted automatically at the Effective Time into an option, stock appreciation right, restricted stock unit award or other equity-based award, as the case may be, denominated in shares of Adobe common stock and which will have the same terms and conditions as those of the related Remaining Plan Award except that (i) the number of shares of Adobe common stock subject to each such award shall be determined by multiplying the number of Shares subject to such Remaining Plan Award as of immediately prior to the Effective Time by a fraction (the "Remaining Plan Award Exchange Ratio"), the numerator of which is the Offer Price and the denominator of which is the average closing price of Adobe common stock on The NASDAQ Global Select Market for the 5 trading days immediately preceding the date of the closing of the Merger (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Adobe common stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the Shares otherwise purchasable pursuant to such Remaining Plan Award as of immediately prior to the Effective Time divided by (y) the Remaining Plan Award Exchange Ratio.

          Each Remaining Plan Award that is held by a non-employee member of Omniture's board of directors will not be assumed by Adobe. In addition, unless determined otherwise by Adobe and notice is provided to Omniture at least 20 calendar days prior to the Effective Time, each Remaining Plan Award that is held by a person who is not an employee of, or a consultant to, Omniture or any subsidiary of Omniture as of the Effective Time will not be assumed by Adobe. Remaining Plan Awards that will not be assumed by Adobe are referred to herein as "Cashed Out Remaining Plan Awards". Cashed out Remaining Plan Awards will, as of immediately prior to the Effective Time, be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying the aggregate number of Shares that were issuable upon exercise or settlement of such Cashed Out Remaining Plan Award immediately prior to the Effective Time and the amount by which the Offer Price exceeds the per share exercise price, if any, of such Cashed Out Remaining Plan Award.

          Treatment of Omniture 2006 Employee Stock Purchase Plan.    Omniture's 2006 Employee Stock Purchase Plan (the "ESPP") will be terminated prior to the Acceptance Date. Omniture will treat a business day, to be determined by Omniture, that is prior to the Acceptance Date as the last day of the offering period then in effect and will make any pro-rata adjustments as may be necessary but otherwise treat the shortened offering period as a fully completed offering period.

          Stockholders' Meeting; Merger Without Stockholder Action.    If the adoption of the Merger Agreement by the holders of the Shares is required by applicable law in order to consummate the Merger, Omniture has agreed, acting through its board of directors, to:

  •
  duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer and the expiration of any subsequent offering period for the sole purpose of obtaining the approval of the holders of Shares of the adoption of the Merger Agreement in accordance with the DGCL;

  •
  prepare and file with the SEC a preliminary proxy statement for a special meeting of its stockholders relating to the Merger Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the definitive proxy statement (the "Proxy Statement") and, after consultation with Adobe, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders, and (y) to obtain the necessary adoption of the Merger Agreement by its stockholders;

  •
  subject to the fiduciary duties of the board of directors of Omniture, include in the Proxy Statement the recommendations that the holders of Shares vote in favor of the adoption and approval of the Merger Agreement; and

  •
  include in the Proxy Statement the opinion of Morgan Stanley, financial advisor to Omniture, that as of September 14, 2009, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

          The Merger Agreement provides that Adobe and the Purchaser will vote, or cause to be voted, all of the Shares then owned by them or any of their subsidiaries and affiliates in favor of the adoption and approval of the Merger Agreement.

          Notwithstanding the requirements in connection with such a special meeting, in the event that the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser, Adobe and Omniture agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Purchaser acquires at least 90% of the Shares without a meeting of the stockholders of Omniture, in accordance with Section 253 of the DGCL.

          Representations and Warranties.    The Merger Agreement contains representations and warranties made by Omniture to Adobe and the Purchaser and representations and warranties made by Adobe and the Purchaser to Omniture. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

          In the Merger Agreement, Omniture has made customary representations and warranties to Adobe and the Purchaser with respect to, among other things:

  •
  corporate matters related to Omniture and its subsidiaries, such as organization, standing, power and authority;

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  the capitalization of Omniture and its subsidiaries;

  •
  authorization of the Merger Agreement, the Merger and the Offer;

  •
  consents, approvals and no violations of laws, governance documents or agreements;

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  financial statements and public SEC filings;

  •
  broker's fees and commissions;

  •
  absence of certain changes or events, including that on June 30, 2009, there did not exist a Company Material Adverse Effect and from June 30, 2009 through September 15, 2009, Omniture and each of its subsidiaries conducted its respective business in all material respects in the ordinary course of business and there has not been any change, circumstance or event which has had, either individually or in the aggregate, a Company Material Adverse Effect;

  •
  legal proceedings;

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  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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  the absence of undisclosed liabilities;

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  permits and compliance with applicable laws and reporting requirements;

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  taxes and tax returns;

  •
  employee benefit plans, Employee Retirement Income Security Act of 1974, as amended (or "ERISA") matters and approval of certain Omniture compensatory arrangements by the compensation committee of Omniture's board of directors;

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  labor and employment matters;

  •
  material contracts;

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  title to properties and the absence of certain encumbrances;

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  environmental liability;

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  the inapplicability of state takeover statutes to the Offer or the Merger and required stockholder vote;

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  intellectual property;

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  insurance;

  •
  customers;

  •
  compliance with privacy and security laws;

  •
  the opinion of its financial advisor, Morgan Stanley; and

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  the accuracy of information contained in the Solicitation/Recommendation Statement filed on Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Merger.

          Some of the representations and warranties in the Merger Agreement made by Omniture are qualified as to "materiality" or "Company Material Adverse Effect". For purposes of the Merger Agreement, a "Company Material Adverse Effect" means with respect to Omniture, a change, event, development, circumstance, state of facts, condition or effect (an "Effect") that, individually or when taken together with all other Effects that exist at the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of Omniture and its subsidiaries taken as a whole.

          The definition of "Company Material Adverse Effect" excludes any Effect resulting from:

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  general changes in the economy or financial markets of the United States or any other region outside of the United States;

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  changes in general economic or business conditions that generally affect industries in which Omniture and its subsidiaries conduct business;

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  acts of terrorism or sabotage not directed at Omniture, war, regional, national or international calamity, military action or any other similar event or any escalation or worsening of the foregoing after September 15, 2009;

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  any change in GAAP or any change in laws applicable to the operation of the business of Omniture and its subsidiaries; or

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  any Effect, including loss of customers or employees of Omniture and its subsidiaries, as a result of the announcement or pendency of transactions contemplated by the Merger Agreement, although any Effect of a type described in the first, second and fourth bullet points above may be taken into account in determining whether there was a Company Material Adverse Effect to the extent such Effect affects Omniture and its subsidiaries taken as a whole in a materially disproportionate manner to similarly situated companies;

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  any decline in the market price, or change in trading volume, of the capital stock of Omniture or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure may be considered in determining whether there was a Company Material Adverse Effect; or

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  any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure.

          In the Merger Agreement, Adobe and the Purchaser have made customary representations and warranties to Omniture with respect to, among other things:

  •
  corporate matters, such as organization, standing, power and authority;

  •
  authorization of the Merger Agreement and the transactions contemplated thereby;

  •
  consents, approvals and no violations of laws, governance documents or agreements;

  •
  broker's fees;

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  legal proceedings;

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  availability of funds to pay the aggregate Offer Price for the Shares;

  •
  Adobe's agreement to obtain approval of its Executive Compensation Committee of certain payments to be made to holders of the Shares as compensation for future services to be performed (or to be refrained from performing) and of the arrangements pursuant to which such payments have been or will be made; and

  •
  the accuracy of information contained in this Offer to Purchase and the accuracy of the information relating to Adobe, the Purchaser and their respective affiliates contained in Omniture's Solicitation/Recommendation Statement filed on Schedule 14D-9, and any proxy statement relating to a special meeting concerning the Merger.

          None of the representations and warranties contained in the Merger Agreement or in any schedule, instrument or other document delivered in connection with the Merger Agreement survive the Effective Time.

          Interim Operations; Covenants.    Except as disclosed prior to execution of the Merger Agreement or as expressly permitted by the terms of the Merger Agreement, from September 15, 2009 until the earlier of the termination of the Merger Agreement or the Effective Time, Omniture has agreed that it will, and will cause its subsidiaries to:

  •
  conduct their businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws; and

  •
  use commercially reasonable efforts to, preserve substantially intact their business organizations and goodwill, keep available the services of their officers and employees; and preserve relationships with persons having business dealings with Omniture and its subsidiaries.

          Furthermore, except as disclosed prior to execution of the Merger Agreement, or as expressly permitted by the terms of the Merger Agreement, Omniture will not, and will not permit its subsidiaries to take the following actions, among other things and subject to certain exceptions set forth in the Merger Agreement, without the prior written consent of Adobe:

  •
  amend the organizational documents of Omniture or any of its subsidiaries, or amend the terms of any outstanding security of Omniture;

  •
  except upon the exercise of stock options or stock appreciation rights or vesting of restricted stock units outstanding as of the date of the Merger Agreement or pursuant to the ESPP, issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Omniture or any of its subsidiaries, or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of the Shares or the value of Omniture or any of its subsidiaries;

  •
  effect any stock split, stock combination, reclassification, reverse stock split, stock dividend, recapitalization or similar transaction;

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  except to the extent required under existing plans or arrangements disclosed prior to or at the time of the execution of the Merger Agreement, increase any compensation or benefit of, enter into or amend in any material respect any employment or severance agreement with (or pay any amounts not otherwise due), grant any bonus to, or promote or change the position, title or primary work location of any of Omniture's personnel;

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  grant to any of Omniture's personnel any right to receive any severance, change of control, retention, termination or similar compensation or benefits or increases;

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  adopt any new plans or arrangements or amend or modify existing plans or arrangements in any material respect;

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  hire, or commence the employment of any individual to whom a written offer of employment has not previously been offered and accepted prior to the date of the Merger Agreement;

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  terminate any key employee other than for cause (including misconduct or breach of company policy);

  •
  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Omniture's capital stock;

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  directly or indirectly, redeem, purchase or acquire any shares of Omniture's capital stock or other equity or voting interest in Omniture or its subsidiaries or any options, warrants or rights to acquire such stock or other securities, except for (i) tax withholdings and exercise price settlement upon the exercise of Compensatory Awards (other than Shares subject to Omniture restricted stock awards) outstanding on September 15, 2009, (ii) redemption or other acquisition of Shares in accordance with the terms of Omniture restricted stock awards outstanding on September 15, 2009, or (iii) repurchases of unvested Shares in connection with the termination of the employment relationship with any employee or upon the resignation of any director or consultant, in each case, pursuant to stock option or purchase agreements in effect on September 15, 2009;

  •
  transfer, sell, lease, sublease, license (other than Omniture intellectual property assets and technology), or otherwise dispose of any material assets or properties or mortgage, pledge or encumber any assets or properties, other than in the ordinary course of business consistent with past practice;

  •
  except in the ordinary course of business consistent with past practice, (i) modify or amend in any manner that is adverse to Omniture or any of its subsidiaries, or accelerate, terminate or cancel, or waive, release or assign any of the material terms of certain material contracts of Omniture, or grant any right to any person to any of the source code to any Omniture product, (ii) enter into, amend, modify, accelerate any agreement or arrangement with affiliates of Omniture or waive or release any of the material terms of such arrangements or (iii) enter into, extend or renew any contract, which if executed prior to September 15, 2009 would have been required to be disclosed pursuant to Section 5.15 of the Merger Agreement, provided that Omniture may not enter into any procurement contracts or make capital expenditures that require or involve the payment by Omniture or any of its subsidiaries of more than $5,000,000 in the aggregate per month;

  •
  merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any person or any division or line of business or otherwise acquire any assets, except, in the ordinary course of business; provided that no acquisitions that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated by the Merger Agreement are permitted without the consent of Adobe;

  •
  make a material write down or write up the value of any receivables or materially revalue any assets of Omniture other than as required by GAAP;

  •
  create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for Omniture's existing credit facility with Wells Fargo Foothill, LLC; any replacement credit facility on terms not materially less favorable to Omniture than such credit facility; letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; any indebtedness owed to Omniture by any of its direct or indirect wholly owned subsidiaries; or purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $250,000 individually or $1,000,000 in the aggregate;

  •
  make any material change to any of its methods, principles or practices of financial accounting in effect as of September 15, 2009 other than as required by GAAP as concurred in by its independent registered accountants;

  •
  transfer, license or obtain from any person any rights to any Omniture intellectual property assets or technology, or transfer, license or grant to any person any rights to any Omniture intellectual property assets or technology, other than nonexclusive licenses from Omniture in the ordinary course of business consistent with past practice or transfers or licenses of Omniture intellectual property assets or technology from any person at a cost of less than $150,000 per year;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Omniture or any of its subsidiaries;

  •
  announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Omniture or any of its subsidiaries other than routine employee terminations;

  •
  settle, voluntarily pay or discharge any litigation, investigation, or arbitration, other than the payment, discharge or satisfaction of such claims, liabilities or obligations (i) disclosed or reserved against in Omniture's consolidated financial statements included in its SEC filings since January 1, 2007 in amounts no greater than the amount reserved with respect to the relevant liability therein, (ii) incurred in the ordinary course of business since the date of such financial statements or (iii) otherwise in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $100,000 individually or $1,000,000 in the aggregate;

  •
  adopt any shareholder rights plan (other than any such plan that would not prevent, delay or restrict the transactions contemplated by the Merger Agreement) or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of Omniture acquired or controlled or to be acquired or controlled by Adobe or Purchaser;

  •
  take any action to exempt any person from, or make any acquisition of securities by any person not subject to, any state takeover statute or similar statute or regulation that applies to Omniture with respect to an alternative acquisition proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Adobe, Purchaser or any of their respective subsidiaries or affiliates, or the acquisition of the Shares pursuant to the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby;

  •
  enter into any agreement, any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; and

  •
  make a binding offer to take, take or agree to take any of the foregoing actions or any other action inconsistent with the foregoing.

          Certain Tax Matters.    From the date of Merger Agreement until the Effective Time:

  •
  Omniture and each of its subsidiaries will promptly notify Adobe of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Omniture or any of its subsidiaries in respect of any tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit or enter into any material closing agreement that would adversely affect Adobe's or Omniture's tax liability without Adobe's prior written consent.

  •
  Except as required by applicable tax law or with Adobe's prior written consent, none of Omniture or any of its subsidiaries will (i) make or change any material tax election, (ii) file any material amended tax return, (iii) agree to any material adjustment of any tax attribute, (iv) change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes, (v) file any claim for a material refund of taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment that would adversely affect Adobe's or Omniture's tax liability.

  •
  Omniture and each of its subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports (including previously filed tax returns and reports).

  •
  Omniture will deliver to the Purchaser on or prior to the Expiration Date a certificate, in form and substance reasonably satisfactory to the Purchaser, duly executed and acknowledged, certifying that Omniture has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          Consents and Approvals.    Adobe, the Purchaser and Omniture have agreed to use reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement. Adobe, the Purchaser and Omniture will cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings as soon as reasonably practicable, to obtain as promptly as reasonably practicable all permits, consents, approvals, authorizations and clearances, including under the HSR Act and other Antitrust Laws, of all Specified Governmental Authorities (as defined in the Introduction to this Offer to Purchase) and other third parties which are necessary to consummate the transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Specified Governmental Authorities and third parties. In addition, Adobe, the Purchaser and Omniture have agreed to defend any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

          The Merger Agreement provides that the use of "reasonable best efforts" by Adobe will not require Adobe or the Purchaser to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, a Burdensome Action. For purposes of the Merger Agreement, "Burdensome Action" means: (A) the sale, license, divestiture or disposition of, or holding separate of, any product lines, assets or businesses of Adobe or Omniture or their respective affiliates or (B) any restrictions or actions that after the date of the closing of the Merger would limit Adobe's or its subsidiaries' (including Omniture, as the Surviving Corporation, and its subsidiaries') ownership, operation of or freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries' (including Omniture's) businesses, product lines or assets. "Reasonable best efforts" also will not require either Adobe or the Purchaser, on the one hand, or Omniture, on the other hand, or their respective subsidiaries, to pay any consideration to obtain a consent or suffer any loss, surrender any right or incur any obligation in connection with applying such efforts.

          Adobe and Omniture will have the right to review in advance, and, to the extent practicable and subject to applicable laws relating to the exchange of information, each will consult the other on all the information relating to Adobe and Omniture and any of their subsidiaries which is required to complete, any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by the Merger Agreement. Adobe, the Purchaser and Omniture will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and Adobe, the Purchaser and Omniture will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          Adobe and Omniture will promptly advise each other of any communication or contact from any governmental authority or third party whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement, and, to the extent practicable, Adobe and Omniture will allow for each other's participation, where appropriate, in any substantive meeting or discussion with any governmental authority in connection with any filing or investigation concerning the Merger Agreement or the transactions contemplated by the Merger Agreement, promptly furnish the other party with copies of all correspondence, filings, and written communications between them and their subsidiaries and representatives, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Omniture, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Neither Adobe nor Omniture is permitted to consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Merger Agreement at the behest of any governmental authority without the consent of the other party, which consent will not be unreasonably withheld or delayed.

  No Solicitation; Unsolicited Proposals.

          From and after September 15, 2009, Omniture and its subsidiaries are required to, and Omniture is required to cause its and its subsidiaries' representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third party conducted before September 15, 2009 with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal (as defined below). Omniture is required to promptly request in writing each person that has previously executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Omniture to promptly return or destroy all information, documents, and materials relating to an Acquisition Proposal or to Omniture or its businesses, operations or affairs previously furnished by Omniture or any of its representatives to such person or any of its representatives in accordance with the terms of any confidentiality agreement with such third party. Omniture is not permitted to release any person from, or waive any provision of, any confidentiality, "standstill" or similar agreement to which Omniture or any of its subsidiaries is a party or under which Omniture or any of its subsidiaries has any rights, and Omniture will use its reasonable best efforts to enforce each such agreement at the request of Adobe.

          Except as expressly authorized or permitted by the Merger Agreement, Omniture agrees that neither it nor any of its subsidiaries will, and that Omniture will cause its and their respective representatives not to, directly or indirectly:

  •
  initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal or proposal or offer from any person (other than Adobe or its subsidiaries) that Omniture reasonably expects to lead to an Acquisition Proposal;

  •
  participate in any discussions or negotiations regarding, or furnish any non-public information to, or knowingly cooperate in any way with, any person with the intent to facilitate, an Acquisition Proposal or proposal or offer from any person (other than Adobe or its subsidiaries) that Omniture reasonably expects to lead to an Acquisition Proposal;

  •
  enter into any agreement, contract, understanding, letter of intent or similar agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated in the following paragraph); or

  •
  approve or recommend an Acquisition Proposal.

          Notwithstanding the limitations set forth in the preceding paragraph, from September 15, 2009 and prior to the Acceptance Date, if Omniture or its representatives receive an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement and was made after September 15, 2009 and that the board of directors of Omniture determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined below), Omniture may take the following actions:

  •
  furnish information to the third party making such Acquisition Proposal (a "Qualified Bidder") and its representatives; and

  •
  engage in discussions or negotiations with the Qualified Bidder and its representatives with respect to the Acquisition Proposal; provided Omniture receives from the Qualified Bidder an executed confidentiality agreement with confidentiality terms that are no less favorable to Omniture than those contained in the confidentiality agreement executed between Adobe and Omniture and concurrently with furnishing any such information regarding Omniture or its subsidiaries to, or engaging in negotiations with, such Qualified Bidder, Omniture gives Adobe written notice of the identity of such Qualified Bidder and of Omniture's intention to furnish information to, or engage in negotiations with, such Qualified Bidder and Omniture furnishes such information to Adobe.

          For purposes of this Offer to Purchase and the Merger Agreement, "Acquisition Proposal" means any proposal or offer from any person (other than Adobe or its subsidiaries) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of:

  •
  (i) assets or businesses that constitute 15% or more of the revenues, net income or assets of Omniture and its subsidiaries, taken as a whole, or (ii) 15% or more of any class of equity securities of Omniture,

  •
  any tender offer or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of any class of equity securities of Omniture, or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Omniture or any of its subsidiaries pursuant to which any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) would own (i) 15% or more of any class of equity securities of Omniture or of any resulting parent company of Omniture or (ii) businesses or assets that constitute 15% or more of the revenues, net income or assets of Omniture and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

          The term "Acquisition Proposal" does not include the Offer and the Merger or the other transactions contemplated by the Merger Agreement.

          For the purposes of this Offer to Purchase and the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal (with (x) the references to 15% in clause (i) of the first bullet, and clause (ii) of the third bullet, of the definition of Acquisition Proposal being treated as references to 50.1% for these purposes, and (y) the references to 15% of any class of equity securities described in clause (ii) of the first bullet, the entirety of the second bullet, and clause (i) of the third bullet, of the definition of Acquisition Proposal being treated as references to 50.1% of the outstanding Omniture common stock (or the outstanding capital stock of any resulting parent company of Omniture), which did not result from or arise in connection with a breach of the Merger Agreement, made by a person (other than Adobe or any of its subsidiaries) that the Omniture board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Omniture stockholders (in their capacity as such) than the Offer and the Merger from a financial point of view, taking into account (A) all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the existence of financing conditions, the need for financing, the conditionality of any financing commitments and the likelihood and timing of consummation and (B) any adjustment to the terms and conditions of this Agreement irrevocably committed to by Adobe in response to such Acquisition Proposal.

          Company Recommendation.    Subject to the provisions described below, Omniture's board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and adopt the Merger Agreement if such adoption is required by applicable laws. This is referred to as the "Company Recommendation". Subject to the provisions described below, Omniture's board of directors also agreed to include the Company Recommendation in the Schedule 14D-9 and to permit Adobe to include the Company Recommendation in this Offer to Purchase and the other documents related to the Offer.

          Subject to the provisions described below, the Merger Agreement provides that neither Omniture's board of directors nor any committee of Omniture's board of directors may fail to make in the Schedule 14D-9, withdraw, modify, amend or qualify in any manner adverse to Adobe or the Purchaser the Company Recommendation, fail to recommend against acceptance of any tender or exchange offer other than the Offer within 10 business days after the commencement of such an offer, or publicly announce such action or publicly recommend any Acquisition Proposal (any of the foregoing, an "Adverse Recommendation Change").

          Notwithstanding the restrictions described above, at any time prior to the Acceptance Date:

          (A)    if (i) there shall occur or arise after September 15, 2009 a material development that relates to Omniture and its subsidiaries but does not relate to an Acquisition Proposal and is not a change in the general prospects of Omniture and its subsidiaries (an "Intervening Event") and (ii) Omniture did not have knowledge, as of September 15, 2009, that there was a reasonable possibility that such Intervening Event would occur or arise after September 15, 2009, then the Omniture board of directors may (x) fail to make in the Schedule 14D-9, withdraw, modify, amend or qualify in any manner adverse to Adobe or the Purchaser the Company Recommendation or (y) publicly announce the failure to recommend against acceptance of any tender or exchange offer other than the Offer within 10 business days after the commencement of such Offer if the Omniture board of directors determines in good faith, after consultation with Omniture's outside legal counsel, that the failure to take such action would result in a breach of the Omniture board of directors' fiduciary obligations under applicable law.

          (B)    the board of directors of Omniture may, in response to a Superior Proposal that has not been withdrawn and that did not result from a breach by Omniture of the nonsolicitation provisions of the Merger Agreement with respect to the Acquisition Proposal constituting or resulting in the Superior Proposal, take the following actions:

  •
  effect an Adverse Recommendation Change; or

  •
  enter into a definitive agreement with respect to such Superior Proposal (an "Acquisition Agreement") and simultaneously terminate the Merger Agreement in accordance with its terms if the board of directors of Omniture determines in good faith, after consultation with Omniture's outside legal counsel and financial advisors, that failure to do so would result in a breach of its fiduciary obligations under applicable law.

          The actions described in (B) above may only be taken by Omniture:

  •
  at a time that is after the fourth business day following delivery to Adobe of a written notice from Omniture that the board of directors of Omniture intends to take such action if such proposal remains a Superior Proposal, which notice must specify the material terms of the applicable Acquisition Proposal and identify the person making such Superior Proposal; and

  •
  if, at the end of the period referred to above, the board of directors of Omniture determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Adobe and after consultation with its outside legal counsel and financial advisors, that such Superior Proposal remains a Superior Proposal.

          The Merger Agreement provides that during any such four business day period, Adobe may deliver to Omniture one or more counterproposals to an Acquisition Proposal, and Omniture will give Adobe the opportunity to meet and, at Adobe's request, negotiate in good faith with Omniture and its representatives regarding the terms of any possible revision to the Merger Agreement. The Merger Agreement also provides that any material amendment to a Superior Proposal, including the financial terms of such Superior Proposal, will require Omniture to deliver a new written notice to Adobe that the board of directors of Omniture intends to take such action if such proposal remains a Superior Proposal, and the commencement of an additional three day waiting period during which Adobe may submit additional counterproposals and engage in further negotiations with Omniture.

          From and after September 15, 2009, Omniture must notify Adobe promptly (but in any event no later than 24 hours) of the receipt of any Acquisition Proposal or any inquiry, proposal or expression of interest that Omniture reasonably expects to lead to an Acquisition Proposal (including a summary of its material terms and conditions, including price, and the identity of the Person making the Acquisition Proposal). Omniture shall promptly (but in any event no later than 24 hours) inform Adobe of (i) any modification or proposed modification of any such Acquisition Proposal or any such inquiry, proposal or expression of interest and (ii) any meeting of the Omniture board of directors at which the Omniture board of directors is reasonably expected to consider any Acquisition Proposal.

          The Merger Agreement does not prohibit Omniture from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of Omniture or a committee of the board of directors of Omniture, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable law, provided that any statement or disclosure made by or on behalf of Omniture's board of directors (with the exception of any "stop-look-and listen communication" of the type contemplated by Rule 14d-9(f) under the Exchange Act) will constitute an Adverse Recommendation Change unless it is accompanied by a statement of the Omniture board of directors expressly reaffirming the Company Recommendation in connection with such statement or disclosure.

          Access to Information.    Omniture has agreed, and has agreed, upon reasonable prior notice, to cause each of its subsidiaries to use reasonable commercial efforts, subject to applicable law and the terms of the confidentiality agreement between Adobe and Omniture, to afford to the officers, employees, accountants, counsel and other representatives of Adobe, reasonable access, during normal business hours during the period from September 15, 2009 until the Effective Time, or the date, if any, on which the Merger Agreement is terminated, to all of Omniture's properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), and, subject to receipt of their accountants' consent, their accountants' work papers and furnish Adobe and the Purchaser on a timely basis with such financial and operating data and other information with respect to Omniture and its subsidiaries or with respect to actions relating to compliance with the Merger Agreement or the transactions contemplated thereby as Adobe and the Purchaser may from time to time reasonably request. Omniture has also agreed, subject to applicable law, to provide Adobe with access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Omniture's business, properties, prospects and personnel as Adobe or the Purchase may reasonable request.

          Employee Benefits.    As of and for the 12 month period immediately following the Effective Time, Adobe agrees to either (i) continue certain benefit plans for Omniture employees who remain employed at the Effective Time, (ii) permit the Omniture employees who remain employed at the Effective Time, and their eligible dependents, to participate in the employee benefit plans, programs or policies of Adobe, in each case on terms substantially similar in the aggregate to those provided to similarly situated employees of Adobe, including with respect to geographical location, or (iii) a combination of the foregoing clauses (i) and (ii).

          To the extent Adobe elects to have Omniture employees and their eligible dependents participate in its employee benefits plans, programs or policies after the Effective Time, Adobe will, and will cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Omniture employees are entitled to participate to treat, the service of Omniture employees with Omniture or any of its subsidiaries or predecessor employers attributable to any period before the effective time as service rendered to Adobe, the Surviving Corporation or any subsidiary of Adobe for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of Adobe or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Furthermore, Adobe will cause any pre-existing conditions or (actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Adobe to be waived with respect to Omniture employees and their eligible dependents; provided that, with respect to pre-existing conditions, such conditions will be waived to the extent waived under the corresponding plan in which Omniture employees participated immediately prior to the date Omniture employees and their eligible dependents are transitioned to Adobe's health or similar plans. With respect to Omniture employees who are employed by Adobe or a subsidiary of Adobe in the United States, Adobe will cause any deductibles paid by Omniture employees under any of Omniture's or its subsidiaries' health plans in the plan year in which the Acceptance Date occurs (or the Date of the closing of the Merger occurs, if the Date of the closing of the Merger occurs in a subsequent plan year and Omniture employees and their eligible dependents are not transitioned to Adobe's health or similar plans until such subsequent plan year) to be credited towards deductibles under the health plans of Adobe or any Subsidiary of Adobe.

          Omniture will terminate each of its 401(k) plans effective as of the day that is immediately preceding the date Omniture becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Adobe, unless Adobe provides written notice to Omniture not to terminate its 401(k) plans no less than 5 business days prior to such date. Omniture will also take such other actions in furtherance of terminating such plans and programs as Adobe may reasonably request. Omniture will also make any amendments to its 401(k) plans as requested by Adobe at least 15 business days prior to the date of the closing of the Merger, and will use its commercially reasonable efforts to effect the timely, accurate and efficient transfer of Omniture employees to Adobe's employee benefit plans and programs.

          For a period of at least 1 year after the Effective Time, Adobe will, or will cause the Surviving Corporation to, compensate each Omniture employee with a base salary or hourly wage no less favorable than the base salary or hourly wage provided to the Omniture employee immediately prior to the Effective Time, provided that Adobe may adjust such base salary or hourly wage to reasonably reflect any change in responsibilities or based upon such Omniture employee's performance following the Effective Time.

          Indemnification and Insurance.    For a period of six years after the Acceptance Date, Adobe and the Surviving Corporation are required to honor and fulfill the obligations of Omniture and its subsidiaries, to the fullest extent permissible under applicable law, under their respective certificate of incorporation or bylaws (or equivalent organizational documents) and under any indemnification or other similar agreements between Omniture or any of its subsidiaries and each of their present and former directors and officers, and each such person who served at the request of Omniture or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, a "Covered Party"). During such six year period, Adobe will not, nor will it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would affect the rights of any individual who at any time on or prior to the Effective Time was a Covered Party.

          Prior to the Effective Time, Omniture will, to the fullest extent permitted under applicable laws, indemnify and hold harmless, and, after the Effective Time, Adobe will and will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each Covered Party against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by the Merger Agreement).

          Omniture has agreed to maintain in effect from September 15, 2009 to the Effective Time the current directors' and officers' liability insurance policies maintained by Omniture (the "Policies"). Adobe will, or will cause the Surviving Corporation, to maintain in effect for 6 years from the Effective Time the Policies (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that the Surviving Corporation is not required to expend more than an amount per year equal to 250% of the annual premiums paid by the Omniture for the Policies as of September 15, 2009; provided, however, that, if the annual premiums for the Policies exceed such amount or in the event of an expiration, termination or cancellation of such Policies, the Surviving Corporation will obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. Adobe and the Surviving Corporation may satisfy their obligations under the first sentence of this paragraph by obtaining, at or prior to the Effective Time, a prepaid (or "tail") directors' and officers' liability insurance policy, in each case, the material terms of which, including coverage, terms of coverage, amount and creditworthiness of the issuer, are in effect and are no less favorable to such directors and officers than the insurance coverage otherwise required under this paragraph. In such event, Adobe and the Surviving Corporation will maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Adobe and the Surviving Corporation under the second sentence of this paragraph for such six-year period; provided that in no event shall the Surviving Corporation pay a premium for such "tail" policy that in the aggregate exceeds 250% of the last annual premium paid by the Omniture for coverage for the period of twelve (12) months most recently commenced prior to September 15, 2009.

          The indemnification and insurance obligations of Adobe and the Surviving Corporation may not be terminated or modified in such a manner that adversely affects any indemnitee to whom these provisions apply without the consent of such affected indemnitee. In the event Adobe or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or Adobe or the Surviving Corporation transfers or conveys all or substantially all of its properties and assets, then, to the extent necessary, Adobe and the Surviving Corporation will ensure that the successors and assigns of Adobe and the Surviving Corporation, as the case may be, assume the indemnification obligations described above.

          Publicity.    Subject to certain exceptions, so long as the Merger Agreement is in effect, neither Adobe nor Omniture will, or permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by the Merger Agreement or the Merger without the consent of the other party, which consent may not be unreasonably withheld or delayed, unless such party determines in good faith, after consultation with outside counsel, that such action is required by applicable law or the applicable rules of any stock exchange or the Nasdaq Stock Market LLC, in which event such party will try, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and give due consideration to all reasonable additions, deletions or changes suggested to such press release or announcement.

          State Takeover Laws.    If any "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Omniture, the Offer, the acquisition of Shares pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreement or any other transaction contemplated by the Merger Agreement, then Omniture's board of directors will use reasonable best efforts to take all action necessary to render such statutes inapplicable to the Merger Agreement.

          Termination.    The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the Effective Time:

  •
  by mutual written consent of Omniture and Adobe before the Acceptance Date;

  •
  by Adobe or Omniture, if the Acceptance Date has not occurred on or before March 15, 2010; provided, however, that neither Omniture nor Adobe may terminate the Merger Agreement pursuant to the provisions described in this bullet point if the non-occurrence of the Acceptance Date resulted proximately from the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

  •
  by either Adobe or Omniture if any governmental authority of competent jurisdiction issues a final and non-appealable order, decree, judgment, injunction or ruling or takes any other final and non-appealable action, in each case, having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or the Offer prior to March 15, 2010, so long as the party seeking to terminate the Merger Agreement must have used its reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by the provisions of the Merger Agreement;

  •
  by Adobe prior to the Acceptance Date, in the event any representation, warranty, covenant or other agreement contained in the Merger Agreement is breached by Omniture or is or has become untrue, which situation in any case, subject to certain limited exceptions, would result in any of the following events:

  •
  the Specified Company Representations (as defined in the Introduction to this Offer to Purchase), failing to be true and correct in all material respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all materials respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Omniture set forth in the Merger Agreement for purposes of this paragraph, any update or modification to the disclosure schedule delivered concurrently with the execution of the Merger Agreement by Omniture to Adobe and the Purchaser (the "Company Disclosure Schedule") made or purported to have been made after the date of the Merger Agreement shall be disregarded;

  •
  the representations and warranties of Omniture (other than the Specified Company Representations and the representations and warranties in the Merger Agreement regarding an absence of a Company Material Adverse Effect) failing to be true in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except where any such failure has not had, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to any limitation as to "Company Material Adverse Effect" set forth in any such representation and warranty); provided, however, that for purposes of determining the accuracy of the representations and warranties of Omniture set forth in the Merger Agreement for purposes of this paragraph, (y) no effect shall be given to any limitation as to "Company Material Adverse Effect" set forth in any such representation or warranty, and (z) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded;

  •
  Omniture breaching or failing to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by Omniture under the Agreement, and such breach or failure to perform is not cured; and

  •
  any of the situations in the foregoing three bullets are not cured within 20 business days following notice by Adobe; or

  •
  (i) there existed a Company Material Adverse Effect on June 30, 2009 or (ii) on or after June 30, 2009, there was a change, circumstance or event which had, either individually or in the aggregate, a Company Material Adverse Effect that would result in any of the events set forth in the first or second bullets above to occur and any such situation is not cured by March 15, 2010;

  •
  by Adobe prior to the Acceptance Date if any order, decree, judgment, injunction or ruling in connection with the consummation of the Offer or the Merger has become final and nonappealable that:

  •
  makes illegal or otherwise prohibits the consummation of the Offer or the Merger;

    •
    requires the Purchaser, Adobe or Omniture or their respective subsidiaries to take or agree to a Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") in connection with the consummation of the Offer or the Merger;

    •
    imposes material limitations on the ability of Adobe or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or Adobe pursuant to the Offer on all matters properly presented to Omniture's Stockholders; or

    •
    requires divestiture by Adobe or the Purchaser or their subsidiaries of any Shares;

  •
  by Omniture prior to the Acceptance Date in the event of a breach by Adobe or the Purchaser of any representation, warranty, covenant or other agreement contained in the Merger Agreement, or if a representation or warranty of Adobe or the Purchaser has become untrue, which situation in any case would result in a Parent Material Adverse Effect and is not cured within 20 business days following notice by Omniture;

    For purposes of the Merger Agreement, "Parent Material Adverse Effect" means, with respect to Adobe or the Purchaser, an effect, event or change which would reasonably be expected to prevent the consummation of the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, or prevent the ability of Adobe or the Purchaser to perform its respective obligations under the Merger Agreement.

  •
  by Adobe, if prior to the Acceptance Date:

  •
  after commencement of the Offer, the board of directors of Omniture fails to publicly recommend to the holders of the Shares that they tender their shares into the Offer or vote in favor of the adoption and approval of the Merger Agreement, including by failing to put the Company Recommendation in the Schedule 14D-9;

  •
  the board of directors of Omniture effects an Adverse Recommendation Change;

  •
  the board of directors of Omniture approves, or recommends that the holders of the Shares accept or approve, an Acquisition Proposal;

  •
  a tender or exchange offer relating to Omniture's securities has been communicated by a person unaffiliated with Adobe, and Omniture's board of directors fails, within 10 business days after such tender or exchange offer is first published, sent or given, to recommend that Omniture's stockholders not tender their Shares;

  •
  the board of directors of Omniture fails to reconfirm the Company Recommendation within 10 business days after Adobe's request to do so; or

  •
  the board of directors of Omniture resolves to do any of the foregoing; or

  •
  by Omniture, if prior to the Acceptance Date the board of directors of Omniture has effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with the provisions of the Merger Agreement, and simultaneously with such termination Omniture enters into an Acquisition Agreement with respect to such Superior Proposal and Omniture has paid the Termination Amount (as defined below).

          Effect of Termination.    In the event of a termination and abandonment of the Merger Agreement by either Adobe or Omniture as provided above, the Merger Agreement will immediately become void and have no effect, and none of Adobe, the Purchaser, Omniture, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability or obligation of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except that certain provisions of the Merger

Agreement, including those relating to access to information and the effect of termination, and all other obligations of the parties specifically intended to be performed after the termination of the Merger Agreement will survive any termination of the Merger Agreement. Neither Adobe nor Omniture will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement or any other agreement delivered in connection with the Merger Agreement or any fraud.

          In the event the Merger Agreement is terminated by Adobe pursuant to the second to last bullet point under the "— Termination" section above or Omniture pursuant to the last bullet point under the "— Termination" section above, then Omniture will make a cash payment to Adobe in the amount of $64,000,000 (the "Termination Amount").

          In the event the Merger Agreement is terminated by Adobe or Omniture pursuant to the second bullet point under the "— Termination" section above, and prior to such termination an Acquisition Proposal has been made directly to the stockholders of Omniture generally or any third party has publicly announced or publicly confirmed an intention to make an Acquisition Proposal and before the termination of the Merger Agreement the Acquisition Proposal has not been withdrawn or publicly denounced and at any time prior to the termination of the Merger Agreement but after disclosure of the Acquisition Proposal all the conditions to the Offer set forth in Annex I of the Merger Agreement have been satisfied or waived on the business day preceding the Expiration Date other than the Minimum Condition, and if within twelve months following such termination, Omniture enters into a definitive agreement to engage in, a transaction qualifying as an Acquisition Proposal (with (x) the references to 15% in clause (i) of the first bullet, and clause (ii) of the third bullet, of the definition of Acquisition Proposal being treated as references to 50.1% for these purposes, and (y) the references to 15% of any class of equity securities described in clause (ii) of the first bullet, the entirety of the second bullet, and clause (i) of the third bullet, of the definition of Acquisition Proposal being treated as references to 50.1% of the outstanding Omniture common stock or the outstanding capital stock of any resulting parent company of Omniture) with any person other than Adobe or any affiliate of Adobe, which transaction is subsequently consummated, then Omniture will make a cash payment to Adobe of the Termination Amount.

          If required under the provisions of the Merger Agreement described above, the Termination Amount will be paid in immediately available funds to an account designated by Adobe within two business days after the date of the event giving rise to the obligation to make such payment, except that if the Termination Amount is payable as a result of a termination pursuant to the last bullet point under the "— Termination" section, then the Termination Amount will be payable before and as a condition to the termination of the Merger Agreement. The parties to the Merger Agreement have acknowledged and agreed that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by the Merger Agreement and were included in the Merger Agreement in order to induce Adobe to enter into the Merger Agreement and to reimburse Adobe for incurring the costs and expenses related to entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. If Omniture fails to pay the Termination Amount, and Adobe or the Purchaser commences a suit which results in a judgment against Omniture for the Termination Amount or any portion thereof, then Omniture will pay Adobe and the Purchaser their costs and expenses (including reasonable attorney's fees and disbursements) in connection with such suit, together with interest on the Termination Amount at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment.

          Fees and Expenses.    All fees, costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such fees, costs and expenses, except as may otherwise be agreed to in writing by the parties.

  Exclusivity Agreement

          Adobe and Omniture entered into an exclusivity agreement dated September 9, 2009 (the "Exclusivity Agreement") in connection with negotiations regarding a possible transaction involving Adobe and Omniture. Pursuant to the Exclusivity Agreement, Omniture agreed, and agreed to cause its representatives with knowledge of the possible transaction, not to solicit, negotiate or accept alternative proposals for the acquisition of, or certain other strategic transactions involving, Omniture before September 18, 2009. The foregoing summary of certain provisions of the Exclusivity Agreement is qualified in its entirety by reference to the Exclusivity Agreement itself, a copy of which is incorporated herein by reference to Exhibit (d)(3)(A) of this Schedule TO.

  Tender and Support Agreement

          In connection with the Merger Agreement, certain Omniture stockholders entered into the Support Agreement (as defined in the Introduction to this Offer to Purchase). The following summary of certain provisions of the Support Agreement is qualified in its entirety by reference to the Support Agreements itself, a copy of which is incorporated herein by reference to Exhibit (d)(2) of this Schedule TO. Stockholders and other interested parties should read the Support Agreement in its entirety for a more complete description of the provisions summarized below.

          Each of the Supporting Stockholders (as defined in the Introduction to this Offer to Purchase) is a party to the Support Agreement obligating each such Supporting Stockholder to validly tender or cause to be tendered in the Offer certain of the Shares such Supporting Stockholder owns together with any Shares issued to or otherwise acquired or owned by such Supporting Stockholder prior to the termination of the Support Agreement (which will terminate at the earlier of the termination of the Merger Agreement and the Effective Time), as promptly as practicable after receipt by such Supporting Stockholders of all documents or instruments required to be delivered pursuant to the terms of the Offer, and in any event no later than 5 business days prior to the Acceptance Date. No Supporting Stockholder is required to exercise any unexercised options or other awards to purchase Shares or to tender Shares to the extent such Shares constitute Shares subject to restricted stock awards or if such tender could cause such Supporting Stockholder to incur liability under Section 16(b) of the Exchange Act. The Shares subject to the Support Agreement represent approximately 9.6% of the outstanding Shares as of September 15, 2009. Each of the Supporting Stockholders has also agreed not to withdraw its Shares once tendered from the Offer at any time unless and until the Offer has been terminated by the Purchaser in accordance with the terms of the Merger Agreement or the Support Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. If the Merger is completed, each of the Supporting Stockholders has agreed not to exercise any appraisal rights or dissenter's rights that may arise with respect to the Merger.

          At every meeting of Omniture's stockholders called, and at every adjournment or postponement of a stockholder meeting, each of the Supporting Stockholders will, or will cause the holder of record on any applicable record date to, vote any of such Supporting Stockholders' Shares subject to the Support Agreement (to the extent that any of such Shares are not purchased in the Offer):

  •
  in favor of adoption of the Merger Agreement and approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held;

  •
  against any Acquisition Proposal, or any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Offer to be satisfied; and

  •
  in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any meeting of Omniture's stockholders.

          Pursuant to the Support Agreements, except as provided therein or in the Merger Agreement, each of the Supporting Stockholders will not, directly or indirectly:

  •
  create or permit to exist any lien or encumbrance (other than restrictions imposed by law or pursuant to the Support Agreement) on any of such Supporting Stockholder's Shares subject to the Support Agreement;

  •
  transfer, sell, assign, gift or otherwise dispose of, or enter into any contract with respect to any such transfer, of such Supporting Stockholder's Shares subject to the Support Agreement or any interest therein;

  •
  grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Supporting Stockholder's Shares subject to the Support Agreement;

  •
  deposit or permit the deposit of such Supporting Stockholder's Shares subject to the Support Agreement into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; or

  •
  take or permit any other action that would in any way restrict, limit or interfere with the performance of such Supporting Stockholder's obligations under the Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect.

          Each of the Supporting Stockholders has signed the Support Agreement solely in such Supporting Stockholder's capacity as a stockholder of Omniture and not in such Supporting Stockholder's capacity as a director, officer or employee of Omniture. The Support Agreement will not in any way restrict a director or officer of Omniture in the exercise of his or her fiduciary duties as a director or officer of Omniture or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Omniture or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

          The Support Agreement will terminate automatically, without any notice or other action by any person, on the earlier of: (i) the termination of the Merger Agreement in accordance with its terms; or (ii) the Effective Time.

  Compensation Arrangements with Omniture Executive Officers and Key Employees

  Employment Agreement with Joshua G. James

          The following summary of certain provisions of the Employment Agreement dated as of September 15, 2009 (the "Employment Agreement") entered into between Adobe and Mr. Joshua G. James, President and Chief Executive Officer of Omniture, is qualified in its entirety by reference to the Employment Agreement, which is incorporated herein by reference and a copy of which Adobe and the Purchaser have filed with the Schedule TO as Exhibit (d)(4). Stockholders and other interested parties should read the Employment Agreement in its entirety for a more complete description of the provisions summarized below.

          Under the Employment Agreement, Mr. James has agreed to become an Adobe Senior Vice President, effective as of and conditioned upon the Effective Time.

          Pursuant to the terms of the Employment Agreement, Mr. James will receive (i) a base salary of $480,000 per year, (ii) stock options to purchase 500,000 shares of Adobe common stock, which will vest with respect to 200,000 such shares on the second anniversary of the grant date and the remainder of which will vest in 24 substantially equal installments on each monthly anniversary of the grant date, subject to Mr. James' continued employment with Adobe through each such vesting date, (iii) 50,000 restricted stock units of Adobe, which will vest in equal installments on each of the first four anniversaries of the Effective Time, subject to Mr. James' continued employment with

Adobe through each such vesting date and (iv) an additional 75,000 restricted stock units, which shall vest in equal installments on each of the first and second anniversaries of the Effective Time subject to Mr. James' continued employment with Adobe through each such vesting date. The stock options will be granted in accordance with Adobe's current stock option granting policy and will have a per share exercise price equal to the per share fair market value of Adobe's common stock on the date of grant. None of the awards described in the preceding clauses (ii) through (iv) will be subject to any accelerated vesting provisions of the change of control and employment agreements Mr. James entered into previously with Omniture. However, upon certain terminations of Mr. James' employment, a portion of the restricted stock unit award described in clause (iv) will immediately vest. In addition to the foregoing, Mr. James will be eligible to participate in Adobe's Annual Incentive Plan, pursuant to which Mr. James will have an annual target bonus opportunity of 75% of his base salary.

          Mr. James' Employment Agreement also provides that Mr. James will waive a portion of the 100% accelerated vesting provided under his existing change of control agreement with Omniture with respect to 25% of the unvested shares subject to each of his Omniture stock options and restricted stock units. Subject to Mr. James' continued employment with Adobe through the 12 month anniversary of the Effective Time, all such stock options and restricted stock units will fully vest and become exercisable on such 12 month anniversary. If Mr. James's employment with Adobe is terminated other than for cause or if Mr. James resigns for good reason prior to the 12 month anniversary of the Effective Time, any such Omniture stock options and restricted stock units will vest immediately.

          Mr. James' Employment Agreement also requires Mr. James to enter into a Non-Competition and Non-Solicitation Agreement with Adobe.

          Under the terms of Mr. James' existing change of control agreement with Omniture, which will remain in effect with respect to his duties under his new employment agreement with Adobe until the first anniversary of the closing date of the Merger, if Mr. James' employment is terminated (i) constructively, (ii) due to his death or disability, or (iii) involuntarily other than for cause, Mr. James will receive:

  •
  a lump-sum payment equal to 200% of his annual base salary, plus 200% of the greater of his target bonus for the fiscal year in which the Effective Time occurs or his termination of employment occurs;

  •
  acceleration of the vesting of 100% of his equity compensation awards (other than awards received from Adobe); and

  •
  continuation of health, dental, vision and life insurance at the same ratio of premium contribution as was in effect immediately prior to the Acceptance Date for up to 24 months from the date of termination, including coverage for his eligible dependents.

          Mr. James must execute a general release of claims in order to be eligible for the foregoing severance benefits.

  Offer Letter Agreements

          The following summary of certain provisions of the offer letter agreements, each dated September 15, 2009, between Adobe and each of Messrs. Chris Harrington, Brett Error, John Mellor and Mike Herring, is qualified in its entirety by reference to the offer letter agreements, which are incorporated herein by reference and copies of which Adobe and the Purchaser have filed with the Schedule TO as Exhibits (d)(5), (d)(6), (d)(7) and (d)(8). Stockholders and other interested parties should read the offer letter agreements in their entirety for a more complete description of the provisions summarized below.

          Adobe entered into offer letter agreements with each of Messrs. Harrington, Error, Mellor and Herring that offer employment to such executives effective upon the Effective Time. Pursuant to the offer letters, Mr. Harrington will serve as Vice President, Sales, Mr. Error will serve as Vice President, Products and Technology Solutions, Mr. Mellor will serve as Vice President, Business Development and Mr. Herring will serve as Vice President, Finance Integration.

          The offer letter agreements provide Messrs. Harrington, Error, Mellor and Herring with an annual base salary of $315,000, $300,000, $280,000 and $300,000, respectively, and an annual variable target bonus opportunity, or, in the case of Mr. Harrington, target sales compensation, of $355,000, $150,000, $140,000 and $150,000, respectively. Mr. Herring's offer letter provides that he will serve in a transitional role and will receive a one-time, lump sum transition bonus of $600,000, subject to certain conditions, including the successful completion of his transition duties until the later of Adobe's fiscal year 2010 or the first anniversary of the closing of the Merger.

          In addition, the offer letter agreements provide Messrs. Harrington, Error and Mellor with an initial grant of stock options to acquire 30,000, 75,000 and 30,000 shares, respectively, of Adobe common stock, subject to the provisions of Adobe's equity granting guidelines. The effective date and exercise price will be set when the grant is approved and the options granted to Messrs. Harrington, Error and Mellor will vest with respect to 25% of the shares subject to such options beginning on the first anniversary of the vesting measurement date and then with respect to 1/48th of the shares on a monthly basis thereafter, subject to each officer's continued service with Adobe through each vesting date. In addition, the offer letter agreements provide Messrs. Harrington, Error and Mellor with (i) a grant of 10,000, 22,500 and 10,000 restricted stock units of Adobe, respectively, that will vest equally over four years on each anniversary of the vesting measurement date, subject to continued service with Adobe through each vesting date and (ii) a grant of 40,000 restricted stock units each, which are subject to accelerated vesting upon certain terminations of employment. Messrs. Harrington, Error, Mellor and Herring also will receive benefits under Adobe's existing executive health program, deferred compensation plan (other than in the case of Mr. Herring) and 401(k) plan.

          Under the terms of Messrs. Harrington's, Error's, Mellor's and Herring's existing change of control agreement with Omniture, which will remain in effect with respect to their duties under their offer letter agreements with Adobe until the second anniversary of the Effective Time (or, in the case of Mr. Herring, until the later of the end of Adobe's 2010 fiscal year or the first anniversary of the closing of the Merger), if their employment is terminated (i) constructively, (ii) due to death or disability, or (iii) involuntarily other than for cause, each of Messrs. Harrington, Error, Mellor and Herring, respectively, will receive:

  •
  a lump-sum payment equal to 100% of his annual base salary, plus 100% of the greater of his average annual bonus for the first two fiscal years prior to the fiscal year in which the Effective Time occurs or his termination of employment occurs;

  •
  acceleration of the vesting of 100% of his equity compensation awards (other than awards received from Adobe); and

  •
  continuation of health, dental, vision and life insurance at the same ratio of premium contribution as was in effect immediately prior to the Effective Time for up to 12 months from the date of termination, including coverage for his eligible dependents.

  Non-Competition/Non-Solicitation and Employee Invention and Propriety Rights Assignment Agreements

          In consideration for the benefits described above, Messrs. James, Harrington, Error and Mellor each executed a non-competition/non-solicitation and employee invention and proprietary rights assignment agreement dated September 15, 2009. Specifically, under these agreements each of the executives will be subject to: a non-solicitation of employees and customer covenant, a confidentiality covenant and a non-competition covenant during their employment and continuing until the later of (i) 18 months after the Effective Time and (ii) the first anniversary of the executive's termination of employment, or, in the case of Mr. James, such period will continue until the second anniversary of his termination of employment with Adobe. In addition to the foregoing, Mr. Herring remains bound by the non-competition and non-solicitation provisions of his existing change of control agreement with Omniture, which will remain in effect until the later of Adobe's fiscal year 2010 and the first anniversary of Mr. Herring's termination of employment with Adobe. However, the non-solicitation covenant in the agreement providing that the executive will not hire or retain any specified individual as an employee, consultant or independent contractor (except hiring or retaining by Adobe or any affiliate of Adobe) will terminate on the fifth anniversary of the effective time of the Merger.

  Confidentiality Agreement

          The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Stockholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

          Adobe and Omniture entered into a confidentiality agreement, dated August 2, 2009, in connection with Adobe and Omniture's evaluation of a possible negotiated transaction that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Adobe and Omniture agreed to keep confidential all non-public information furnished by the disclosing party to the receiving party or its representatives, and all analyses or documents prepared by the receiving party or its representatives based upon such non-public information. Adobe and Omniture also agreed that the non-public information furnished to the receiving party would be used solely for the purpose of evaluating the possible negotiated transaction that resulted in the Offer. Upon the disclosing party's written request, the receiving party is required to return or, at the receiving party's election, destroy the written non-public information furnished under the confidentiality agreement and to return or destroy, as applicable, any analyses or documents prepared by the receiving party or its representatives based upon such non-public information. A receiving party's legal counsel may keep a copy of such non-public information for archival purposes and the receiving party's financial and professional advisors may retain such information to the extent required by applicable law, rule or regulation.

          The confidentiality agreement includes a standstill provision and a no solicitation provision. Pursuant to the standstill provision, Adobe and Omniture agreed, among other things and for a period ending on the earlier of August 2, 2010 and the occurrence of certain transactions involving the acquisition of one party's securities or the entry by one party into any merger, sale or business combination transaction, that neither Adobe nor Omniture nor any of their respective representatives would (i) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other party or any of its securities or material assets, (ii) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the other party or any subsidiary of such other party, or any material assets of the other party or any subsidiary or division of such other party, (iii) make or in any way participate, directly or indirectly, in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of any voting securities of the other party. Pursuant to the terms of the standstill provisions, these restrictions terminated upon the commencement of this tender offer and Omniture's filing of a Solicitation/Recommendation Statement on Schedule 14D-9 recommending that its stockholders accept the Offer or (iv) (iii) form, join or in any way participate in any "group" (other than a "group" consisting solely of one party and that party's wholly owned subsidiaries) within the meaning of Section 13(d)(3) under the Exchange Act in connection with any of the situations described in clauses (i) through (iii) of this paragraph.

          Pursuant to the no solicitation provision, Adobe and Omniture agreed, among other things and until August 2, 2010, that neither party will, directly or indirectly, (i) solicit, induce, recruit or encourage (or attempt to do any of the same) any key employees of the other party who (or whose performance) became known to the first party or with whom the first party has had contact, in each case in connection with the Offer or the Merger, to leave or terminate their employment with the other party or (ii) encourage or assist any third party to do any of the foregoing. The nonsolicitation provision does not prohibit either Adobe or Omniture from soliciting or hiring any of the key employees described above who responds to a general solicitation, engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf or and soliciting or hiring any of the key employees described above whose employment has been voluntarily terminated by such employee for at least 30 days or has been involuntarily terminated by the other party.

14.    Conditions of the Offer

          Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement, Adobe and the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, any Shares that are validly tendered in the Offer if:

  •
  the Minimum Condition has not been met, with "Minimum Condition" meaning that there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by Adobe or any of its controlled subsidiaries, represents at least a majority of the sum of (A) the total number of outstanding Shares on the Expiration Date plus (B) the total number of Shares that will be issuable at or prior to March 15, 2010 upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all Compensatory Awards and derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions of such Compensatory Awards, securities and other rights;

  •
  any applicable waiting period or clearance, consent or approval under the HSR Act or other Antitrust Laws (as defined in Section 15 — "Certain Legal Matters") commercially reasonably required in connection with the transactions contemplated by the Merger Agreement that is required to expire, terminate or be obtained prior to consummation of the Offer, has not expired, or been terminated or been obtained without the imposition of any Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") prior to the Expiration Date; or

          if at any time on or after September 15, 2009 and prior to the Acceptance Date, any of the following events has occurred and is continuing on the Expiration Date:

  •
  there is (A) any statute, rule, regulation, legislation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or any other Antitrust Laws (as defined in Section 15—"Certain Legal Matters") to the Offer or to the Merger, or (B) any suit, action or proceeding has been brought by any Specified Governmental Authority (as defined in the Introduction to this Offer to Purchase) of competent jurisdiction against Adobe, the Purchaser, or Omniture or their respective subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction has officially notified Adobe, the Purchaser, or Omniture of such governmental authority's intention to commence any such suit, action or proceeding, and which would, in the case of either clause (A) or (B), directly or indirectly:

    •
    make illegal or otherwise prohibit the consummation of the Offer or the Merger,

    •
    require Adobe, the Purchaser, or Omniture or their respective subsidiaries to take or agree to a Burdensome Action (as defined in Section 13 — "The Merger Agreement; Other Agreements") in connection with the consummation of the Offer or the Merger,

    •
    impose material limitations on the ability of Adobe or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by the Purchaser or Adobe pursuant to the Offer on all matters properly presented to Omniture's stockholders, or

    •
    require divestiture by Adobe or the Purchaser of any Shares;

  •
  the Merger Agreement has been terminated in accordance with its terms;

  •
  the Specified Company Representations (as defined in the Introduction to this Offer to Purchase) made by Omniture in the Merger Agreement fail to be true and correct in all material respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Omniture set forth in the Merger Agreement for purposes of this paragraph, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded;

  •
  the representations and warranties made by Omniture in the Merger Agreement (other than the Specified Company Representations) fail to be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall address only such date), except for any failure to be so true and correct which has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined above in this Section 13 — "The Merger Agreement; Other Agreements"); provided, however, that for purposes of determining the accuracy of the representations and warranties of Omniture set forth in the Merger Agreement for purposes of this paragraph, (y) no effect shall be given to any limitation as to "Company Material Adverse Effect" set forth in any such representation or warranty, and (z) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded;

  •
  Omniture has breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by Omniture under the Merger Agreement, and such breach or failure has not been cured;

  •
  a Company Material Adverse Effect (as defined above in this Section 13 — "The Merger Agreement; Other Agreements") has occurred and is continuing; or

  •
  Adobe has not received as of the Expiration Date, a certificate signed on behalf of Omniture by the Chief Executive Officer and Chief Financial Officer of Omniture to the effect that none of the conditions set forth above relating to accuracy of representations and warranties or performance of and compliance with covenants has occurred.

          The foregoing conditions are for the sole benefit of Adobe and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Adobe or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The foregoing conditions are in addition to, and not in limitation of the rights of Adobe and the Purchaser to extend, terminate and/or modify the Offer pursuant to the provisions of the Merger Agreement. The failure by Adobe or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.    Certain Legal Matters

          Except as described in this Section 15 — "Certain Legal Matters", based on information provided by Omniture, none of Omniture, the Purchaser or Adobe is aware of any license or regulatory permit that appears to be material to the business of Omniture that might be adversely affected by the Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, the Purchaser presently intends to seek such approval or other action, except as described below under "— State Takeover Statutes". Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences adverse to Omniture's business or that certain parts of Omniture's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 — "Conditions of the Offer".

          Business Combination Statutes.    Omniture is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which imposes certain restrictions upon business combinations involving Omniture. The foregoing description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

          A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

          Neither Omniture's certificate of incorporation nor bylaws excludes Omniture from the coverage of the Business Combination Provisions. Upon consummation of the Offer, Adobe and the Purchaser collectively will be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent prior approval by Omniture's board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. Omniture's board of directors, however, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, as well as the Support Agreement and the transactions contemplated by the Support Agreement, for purposes of the Business Combination Provisions. Accordingly, Adobe and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the consummation of the Offer or the Merger.

          A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

          The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. The Purchaser reserves the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that the Purchaser takes in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent its purchase of Shares in the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.

          Antitrust Matters.    The completion of the Offer is subject to the HSR Act, as well as other Antitrust Laws (as defined below).

  United States

          On September 18, 2009, Adobe filed a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act ("HSR Notification") in connection with the purchase of the Shares in the Offer and the Merger with the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). Omniture also filed its own separate HSR Notification on September 21, 2009. Adobe's HSR filing will commence a 15-day initial waiting period, for which early termination will be requested. Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the purchase of the Shares in the Offer and the Merger will expire at 11:59 p.m., New York City, New York time, on October 3, 2009, unless early termination of the waiting period is granted or unless the DOJ or the FTC elect to extend the waiting period by requesting additional information or documentary material from Adobe or Omniture. If such a request to extend the waiting period is made, such waiting period will expire at 11:59 p.m., New York City, New York time, on the 10th day after substantial compliance by Adobe and Omniture with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Adobe. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if either the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. The Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14 — "Conditions of the Offer".

          The FTC and the DOJ frequently review transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger under the Antitrust Laws (as defined below). At any time before or after the Purchaser's acquisition of Shares, either or both the DOJ or the FTC could take such action under the Antitrust Laws as it or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Adobe or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 — "Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

          As used in this Section 15 — "Certain Legal Matters", "Antitrust Laws" means, other than the HSR Act, any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement, license or permit of any governmental authority designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

  Germany

          Under the provisions of the German Act against Restraints on Competition, the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the German Federal Cartel Office ("FCO"), either by written approval or by expiration of a one month waiting period commenced by the filing by Adobe of a complete notification (the "German Notification") with respect to the Offer, unless the FCO notifies Parent within the one-month waiting period of the initiation of an in-depth investigation. Adobe filed the German Notification on September 18, 2009. If the FCO initiates an in-depth investigation, the acquisition of Shares pursuant to the Offer may only be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four month waiting period (commenced by the filing of the German Notification) without the delivery by the FCO to Adobe of a notification that the acquisition may be not be consummated. The written approval by the FCO or the expiration of any applicable waiting period without receipt of a notification that the acquisition cannot be consummated is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer. See Section 14 — "Conditions of the Offer".

16.    Fees and Expenses

          Goldman, Sachs & Co. has acted as financial advisor to Adobe in connection with this transaction and is acting as Dealer Manager in connection with the Offer. Adobe has agreed to pay Goldman, Sachs & Co. a customary fee payable upon completion of the Offer, for its services as financial advisor and Dealer Manager. Adobe has also agreed to indemnify Goldman, Sachs & Co. and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities and expenses under the federal securities laws. Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Adobe, Omniture and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers.

          Adobe and the Purchaser have retained Computershare Trust Company, N.A. to act as the depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Adobe has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

          Adobe has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Adobe has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

          The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.    Legal Proceedings

          On September 17, 2009, a purported stockholder of Omniture filed a class action lawsuit in the 4th District Court of Utah County, in the State of Utah, captioned Shailen Lodhia and Bhargavi Modi Lodhia v. Omniture, Inc. et al., Case No. 090403499 (the "Lodhia Lawsuit"), against Omniture and each of the members of the Omniture board of directors (collectively the "Lodhia Defendants"). The complaint purports to be brought individually and on behalf of the stockholders of Omniture. The complaint alleges that the Lodhia Defendants breached their fiduciary duties and/or aided and abetted breaches of fiduciary duties to Omniture's stockholders in connection with the Offer. Based on these allegations, the complaint seeks, among other relief, injunctive relief preliminarily and permanently enjoining Omniture and its directors from consummating the Offer and the Merger. It also purports to seek recovery of the costs of the action, including reasonable attorney's fees. On September 23, 2009, another purported stockholder of Omniture filed a substantially similar lawsuit to the Lodhia Lawsuit in the 4th District Court of Utah County, in the State of Utah, captioned Richard Miner v. Omniture, Inc. et. al. (the "Miner Lawsuit"), Case No. 090403559. The Miner Lawsuit names the same defendants as the Lodhia Lawsuit, and also names Adobe, alleging that Adobe aided and abetted the other defendants' breaches of fiduciary duty. In addition to injunctive relief, the Miner Lawsuit also seeks monetary damages. The defendants have not yet responded to the complaints, but intend to defend the lawsuits vigorously.

18.    Miscellaneous

          The Purchaser is making the Offer to all holders of Shares other than Omniture. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

          No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

          Adobe and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Omniture has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — "Certain Information Concerning Omniture" and Section 9 — "Certain Information Concerning Adobe and the Purchaser".

SNOWBIRD ACQUISITION CORPORATION

September 24, 2009

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
ADOBE SYSTEMS INCORPORATED AND THE PURCHASER

          1.    Directors and Executive Officers of Adobe.    The names of the directors and executive officers of Adobe and Snowbird Acquisition Corporation and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. With the exception of Robert K. Burgess, who is a Canadian citizen, all directors and executive officers listed below are citizens of the United States. The business address of each of the directors and executive officers of Adobe is c/o Adobe Systems Incorporated, 345 Park Avenue, MS A17-400, San Jose, CA 95110-2704.

Name	Position
Shantanu Narayen	President and Chief Executive Officer; Director
Robert K. Burgess	Director
Carol Mills	Director
Daniel Rosensweig	Director
Robert Sedgewick	Director
John E. Warnock	Director
Edward W. Barnholt	Director
Michael R. Cannon	Director
James E. Daley	Director
Charles M. Geschke	Director
Mark Garrett	Executive Vice President; Chief Financial Officer
Karen O. Cottle	Senior Vice President, General Counsel and Corporate Secretary
Kevin Lynch	Senior Vice President, Chief Technology Officer
Johnny Loiacono	Senior Vice President, Creative Solutions Business Unit
Rob Tarkoff	Senior Vice President, Business Productivity Solutions
Matthew Thompson	Senior Vice President, Worldwide Field Operations
Richard T. Rowley	Vice President, Principal Accounting Officer

          Shantanu Narayen.    Mr. Narayen currently serves as Adobe's President and Chief Executive Officer. He joined Adobe in January 1998 as Vice President and General Manager of Adobe's engineering technology group. In January 1999, he was promoted to Senior Vice President, Worldwide Products, and in March 2001 he was promoted to Executive Vice President, Worldwide Product Marketing and Development. In January 2005, Mr. Narayen was promoted to President and Chief Operating Officer, and effective December 2007, he was appointed our Chief Executive Officer and joined Adobe's Board of Directors. Mr. Narayen serves on the Board of Directors of Metavante

Technologies, Inc. Mr. Narayen holds a B.S. in Electronics Engineering from Osmania University in India, a M.S. in Computer Science from Bowling Green State University and an M.B.A. from the Haas School of Business.

          Robert K. Burgess.    Mr. Burgess served as Chief Executive Officer of Macromedia, Inc., a provider of Internet and multimedia software, from November 1996 to January 2005. He also served on the Board of Directors of Macromedia from November 1996 until December 2005, as Chairman of the Board of Macromedia from July 1998 until December 2005 and as Executive Chairman of Macromedia from January 2005 until December 2005, when Macromedia was acquired by Adobe. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a graphics and computing company, and from 1991 to 1995 served as Chief Executive Officer and a member of the Board of Directors of Alias Research, Inc., a publicly-held 3D software company, prior to its acquisition by Silicon Graphics. Mr. Burgess holds a B.Com. from McMaster University.

          Carol Mills.    Ms. Mills has been an independent consultant since February 2006. Ms. Mills served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2002 until November 2004. From July 1998 to 2002, Ms. Mills was the President and Chief Executive Officer of Acta Technology, Inc., a private data integration company that was acquired by Business Objects in late 2002. Prior to joining Acta, Ms. Mills held several executive positions at Hewlett-Packard Company, a computer and electronics company. Ms. Mills currently serves on the Board of Directors of Tekelec Corporation and Blue Coat Systems, Inc. Ms. Mills holds an M.B.A. from Harvard Business School and a B.A. in Economics from Smith College.

          Daniel Rosensweig.    Mr. Rosensweig is currently an Operating Principal at the Quadrangle Group, a private investment firm. Prior to joining the Quadrangle Group in August 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo! Inc., an Internet content and service provider, which he joined in April 2002. Prior to Yahoo!, Mr. Rosensweig was President of CNET Networks, Inc., an interactive media company, which he joined in October 2000. Mr. Rosensweig served 18 years with Ziff-Davis, an integrated media and marketing service company, including roles as President and Chief Executive Officer of its subsidiary ZDNet, from 1997 until 2000 when it was acquired by CNET. Mr. Rosensweig holds a B.A. in Political Science from Hobart College.

          Robert Sedgewick.    Dr. Sedgewick has been a Professor of Computer Science at Princeton University since 1985, where he was the founding Chairman of the Department of Computer Science. He is the author of numerous research papers and a widely used series of textbooks on algorithms. Dr. Sedgewick holds a Ph.D. in Computer Science from Stanford University.

          John E. Warnock.    Dr. Warnock was a founder of Adobe and has been its Chairman of the Board since April 1989. Since September 1997, he has shared the position of Chairman with Charles M. Geschke. Dr. Warnock served as Adobe's Chief Executive Officer from 1982 until December 2000. From December 2000 until his retirement in March 2001, Dr. Warnock served as our Chief Technical Officer. Dr. Warnock currently serves as Chairman of the Board of Salon Media Group, Inc. Dr. Warnock holds a Ph.D. in Electrical Engineering from the University of Utah.

          Edward W. Barnholt.    Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies,  Inc., a measurement company, from March 1999 to March 2005 and as its Chairman of the Board from November 2002 until his retirement in March 2005. From 1990 to 1999, Mr. Barnholt served in several executive positions at Hewlett-Packard Company, including serving as Executive Vice President and General Manager of its Measurements Organization. Mr. Barnholt currently serves on the Board of Directors of eBay Inc. and as Chairman of the Board of KLA-Tencor Corporation. Mr. Barnholt holds a B.S. and a M.S. in Electrical Engineering from Stanford University.

          Michael R. Cannon.    Mr. Cannon currently serves as a consultant to Dell Inc., a computer systems manufacturer and services provider. Mr. Cannon served as President, Global Operations for Dell from February 2007 until his retirement in January 2009. Prior to joining Dell, Mr. Cannon was the President and Chief Executive Officer, and served on the Board of Directors, of Solectron Corporation, an electronic manufacturing services company, which he joined in January 2003. From July 1996 until joining Solectron, Mr. Cannon served as the President and Chief Executive Officer of Maxtor Corporation, a disk drive manufacturer. During this time, Mr. Cannon also served on Maxtor's Board of Directors. He served on the Board of Directors of Seagate Technology, a disk drive manufacturer, which acquired Maxtor in May 2006, until February 2007 when he resigned. Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.

          James E. Daley.    Mr. Daley has been an independent consultant since his retirement in July 2003 from Electronic Data Systems, or EDS, an information technology service company. Mr. Daley served as Executive Vice President and Chief Financial Officer of EDS from March 1999 to February 2003, and as its Executive Vice President of Client Solutions, Global Sales and Marketing from February 2003 to July 2003. From 1963 until his retirement in 1998, Mr. Daley was with Price Waterhouse, L.L.P., an accounting firm, where he served as Co-Chairman — Operations and Vice-Chairman — International from 1988 to 1998. Mr. Daley currently serves on the Board of Directors of The Guardian Life Insurance Company of America, a mutual insurance company. Mr. Daley holds a B.B.A. from Ohio University.

          Charles M. Geschke.    Dr. Geschke was a founder of Adobe and has served as Adobe's Chairman of the Board since September 1997, sharing that office with John E. Warnock. He was Adobe's Chief Operating Officer from December 1986 until July 1994 and Adobe's President from April 1989 until his retirement in April 2000. Dr. Geschke holds a Ph.D. in Computer Science from Carnegie Mellon University.

          Mark Garrett.    Mr. Garrett joined Adobe in February 2007 as Executive Vice President and Chief Financial Officer. Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC Corporation, a products, services and solutions provider for information management and storage, from June 2004 to January 2007, his most recent position since EMC's acquisition of Documentum, Inc., an enterprise content management company, in December 2003. Mr. Garrett first joined Documentum as Executive Vice President and Chief Financial Officer in 1997, holding that position through October 1999 and then re-joining Documentum as Executive Vice President and Chief Financial Officer in 2002. Mr. Garrett is also a director of Informatica Corporation, a provider of enterprise data integration software and services.

          Karen O. Cottle.    Ms. Cottle joined Adobe in February 2002 as Senior Vice President, General Counsel and Secretary. Prior to joining Adobe, Ms. Cottle served as General Counsel for Vitria Technology, Inc., a service-oriented business application software company from February 2000 to February 2002. From 1996 to 1999, Ms. Cottle served as Vice President, General Counsel and Secretary of Raychem Corporation.

          Kevin Lynch.    Mr. Lynch currently serves as Adobe's Chief Technology Officer and Senior Vice President of the Experience & Technology Organization. Mr. Lynch joined Adobe as Chief Software Architect and Senior Vice President for Adobe's Platform Business Unit through our acquisition of Macromedia, Inc. in December 2005. At Macromedia, Mr. Lynch served as Chief Software Architect and President of Product Development, where he led Macromedia in advancing Web software including managing the initial development of Macromedia Dreamweaver and guiding Flash to its current widespread adoption across the Web. Prior to Macromedia, Mr. Lynch participated in a variety of technical and management roles in startups including Frame Technology and General Magic.

          Johnny Loiacono.    Mr. Loiacono joined Adobe in April 2006 as Senior Vice President of the Creative Solutions Business Unit. Prior to joining Adobe, Mr. Loiacono served as Executive Vice President of software at Sun Microsystems, Inc., with responsibility for software technologies including the Solaris operating system, Java, Java Enterprise System suites, Java developer tools and Star Office. Mr. Loiacono joined Sun Microsystems in 1987 and during his 19 year tenure he also served as General Manager of Sun Microsystems's operating platform group, as well as Chief Marketing Officer.

          Rob Tarkoff.    Mr. Tarkoff currently serves as Adobe's Senior Vice President of Business Productivity Solutions. Mr. Tarkoff joined Adobe in April 2007 as Senior Vice President of Corporate Development. Prior to joining Adobe, Mr. Tarkoff was Senior Vice President and General Manager of the Captiva Software Division and Senior Vice President of Business Development and Channels for the Software Group of EMC Corporation, a products, services and solutions provider for information management and storage, from December 2003 to April 2007. Previously, Mr. Tarkoff was Executive Vice President and Chief Strategy Officer for Documentum, Inc., an enterprise content management company and Senior Vice President of Worldwide Business Development at Commerce One, a provider of business-to-business e-commerce solutions.

          Matthew Thompson.    Mr. Thompson joined Adobe in January 2006 as Senior Vice President, Worldwide Field Operations. Prior to joining Adobe, Mr. Thompson served as Senior Vice President of Worldwide Sales at Borland Software Corporation, a software delivery optimization solutions provider, from October 2003 to December 2006. Prior to joining Borland, Mr. Thompson was Vice President of Worldwide Sales and Field Operations for Marimba, Inc., a provider of products and services for software change and configuration management, from February 2001 to January 2003. From July 2000 to January 2001, Mr. Thompson was Vice President of Worldwide Sales for Calico Commerce, Inc., a provider of eBusiness applications. Prior to joining Calico, Mr. Thompson spent six years at Cadence Design Systems, Inc., a provider of electronics design technologies. While at Cadence, from January 1998 to June 2000, Mr. Thompson served as Senior Vice President, Worldwide Sales and Field Operations and from April 1994 to January 1998 as Vice President, Worldwide Professional Services.

          Richard T. Rowley.    Mr. Rowley joined Adobe in November 2006 as Vice President, Corporate Controller and Principal Accounting Officer. Prior to joining Adobe, Mr. Rowley served as Vice President, Corporate Controller, Treasurer and Principal Accounting Officer at Synopsys, Inc., a semiconductor design software company, from December 2002 to September 2005 and from 1999 to December 2002, Mr. Rowley served as Vice President, Corporate Controller and Principal Accounting Officer. From 1994 to 1999, Mr. Rowley served in several finance-related positions at Synopsys. Mr. Rowley is a certified public accountant.

          2.    Directors and Executive Officers of Snowbird Acquisition Corporation.    The principal occupations or employment and material employment history for the past five years of Mr. Garrett, Mr. Rowley and Mr. Nemeth are set forth above. The business address of each of the directors and executive officers of Snowbird Acquisition Corporation is c/o Snowbird Acquisition Corporation, 345 Park Avenue, MS A17-400, San Jose, CA 95110-2704.

Name	Position
Mark Garrett	Director; President and Treasurer
Rich Rowley	Director; Vice President and Secretary
Joseph Nemeth	Director; Vice President and Assistant Secretary

          Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Omniture or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary, at one of the addresses set forth below.

Computershare Trust Company, N.A.

By Hand:	By Overnight Courier:	By Mail:
COMPUTERSHARE TRUST COMPANY, N.A.	COMPUTERSHARE TRUST COMPANY, N.A.	COMPUTERSHARE TRUST COMPANY, N.A.
c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021	c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021	c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011
By Facsimile Transmission (for Eligible Institutions Only): (617) 360-6810
Confirm by Telephone: (781) 575-2332

          Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
PHONE NUMBER (212) 750-5833 (Call Collect)
or

Call Toll-Free (877) 750-9496

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 BROAD STREET
NEW YORK, NEW YORK 10004
PHONE NUMBER (212) 902-1000 (Call Collect)
or

Call Toll-Free (800) 323-5678

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
PROJECTED FINANCIAL INFORMATION
  SNOWBIRD ACQUISITION CORPORATION
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF ADOBE SYSTEMS INCORPORATED AND THE PURCHASER
Computershare Trust Company, N.A.
The Information Agent for the Offer is
Call Toll-Free (877) 750-9496
The Dealer Manager for the Offer is
Goldman, Sachs & Co.
Call Toll-Free (800) 323-5678